                                                                     Exhibit 2.1

IF YOU ARE IN DOUBT ABOUT THIS OFFER YOU SHOULD CONSULT AN INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL OF YOUR SHARES IN OMNICARE, PLEASE FORWARD THIS DOCUMENT AND THE ACCOMPANYING FORM OF ACCEPTANCE AT ONCE TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED, FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO THE UNITED STATES, CANADA OR AUSTRALIA. IF YOU HAVE SOLD ONLY PART OF YOUR HOLDING OF SHARES, YOU SHOULD RETAIN THESE DOCUMENTS.

--------------------------------------------------------------------------------

                             RECOMMENDED CASH OFFER

                                       BY

                       HENRY COOKE CORPORATE FINANCE LTD

                                  ON BEHALF OF

                       TRANSWORLD HEALTHCARE (UK) LIMITED

                                A SUBSIDIARY OF

                          TRANSWORLD HEALTHCARE, INC.

                                      FOR

                                  OMNICARE PLC

--------------------------------------------------------------------------------

A letter from the Deputy Chairman of Omnicare containing the recommendation of the Independent Omnicare Directors is set out on pages 4 and 5. Acceptances should be despatched as soon as possible, and in any event so as to be received not later than 3.00 pm on 24 June 1997. The procedure for acceptance is set out in section 11 of the letter from Henry Cooke Corporate Finance Ltd on pages 6 to 12 of this document and in the Form of Acceptance.

Henry Cooke Corporate Finance Ltd, which is regulated by The Securities and Futures Authority Limited, is acting for Transworld and Transworld Inc. and for no one else in connection with the Offer and will not be responsible to anyone other than Transworld and Transworld Inc. for the protections provided to customers of Henry Cooke Corporate Finance Ltd or for giving advice in relation to the Offer.

English Trust Company Limited, which is regulated by The Securities and Futures Authority Limited, is acting for Omnicare and for no one else in connection with the Offer and will not be responsible to anyone other than Omnicare for the protections provided to customers of English Trust Company Limited or for giving advice in relation to the Offer.

The Offer referred to in this document is not being made directly or indirectly in or into the United States, Canada or Australia. Neither this document nor the accompanying Form of Acceptance is being, and must not be, distributed, forwarded or transmitted in, into or from the United States (whether by use of the mail or by any means or instrumentality of interstate or foreign commerce or any facility of a national securities exchange thereof), Canada or Australia and doing so may render invalid any purported acceptance. All Omnicare Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this document and the accompanying Form of Acceptance to any jurisdiction outside the United Kingdom should read the further details in this regard which are contained in paragraph 6 of Part B of Appendix I to this document before taking any action.

                                  DEFINITIONS

In this document and the accompanying Form of Acceptance the following definitions apply, unless the context requires otherwise:


AIM                                      the Alternative Investment Market of
                                         the London Stock Exchange

Canada Canada, its territories, provinces and all areas subject to its jurisdiction or any political sub-division thereof

certificated or in certificated form     an Omnicare Share which is not in
                                         uncertificated form

Code                                     the City Code on Takeovers and Mergers

CREST the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

CRESTCo                                  CRESTCo Limited

CREST member                             a person who has been admitted by
                                         CRESTCo as a system-member(as defined
                                         in the Regulations)

CREST participant                        a person who is, in relation to CREST,
                                         a system-participant (as defined in the
                                         Regulations)

CREST sponsor                            a CREST participant admitted to CREST
                                         as a CREST sponsor

CREST sponsored member                   a CREST member admitted to CREST as a
                                         sponsored member

dollars or $                             US dollars

English Trust                            English Trust Company Limited

Form of Acceptance                       the form of acceptance to be used in
                                         connection with the Offer

Henry Cooke                              Henry Cooke Corporate Finance Ltd

Independent Omnicare Directors           the directors of Omnicare other than
                                         Timothy Aitken

London Stock Exchange                    London Stock Exchange Limited

Offer the recommended offer by Henry Cooke on behalf of Transworld contained in this document to acquire all the Omnicare Shares which are not already owned by the Transworld Group

Offeror                                  Transworld

Omnicare                                 Omnicare plc

Omnicare Group                           Omnicare and its subsidiaries

Omnicare Optionholders                   participants in the Omnicare Share
                                         Option Scheme and holders of options to
                                         subscribe for Omnicare Shares

Omnicare Share Option Scheme             the Omnicare plc 1995 Executive Share
                                         Option Scheme

Omnicare Shareholders                    holders of Omnicare Shares

Omnicare Shares or Shares                existing issued and fully-paid ordinary
                                         shares of 10 pence each in Omnicare and
                                         any further such shares which are
                                         allotted or issued after the date
                                         hereof pursuant to the Omnicare Share
                                         Option Scheme or otherwise, while the
                                         Offer remains open for acceptance (or
                                         prior to such earlier date, not being
                                         earlier than the date on which the
                                         Offer becomes or is declared
                                         unconditional as to acceptances or, if
                                         later, the first closing date of the
                                         Offer, as Transworld may decide)

Panel                                    the Panel on Takeovers and Mergers

Participant ID                           the identification code or membership
                                         number used in CREST to identify a
                                         particular CREST member or other CREST
                                         participant

Receiving Agent or Registrars of         Exchange Registrars Limited,
Omnicare                                 18 Park Place, Cardiff CF1 3PD

Regulations                              the Uncertificated Securities
                                         Regulations 1995

TFE instruction                          a Transfer from Escrow instruction (as
                                         defined by the CREST manual issued by
                                         CRESTCo)

Transworld                               Transworld Healthcare (UK) Limited

Transworld Group                         Transworld Inc. and its subsidiaries

Transworld Inc. or Company               Transworld Healthcare, Inc.

TTE instruction                          a Transfer to Escrow instruction (as
                                         defined by the CREST manual issued by
                                         CRESTCo)

uncertificated or in uncertificated      an Omnicare Share which is for the time
form                                     being recorded on the register of
                                         members of Omnicare as being held
                                         in uncertificated form

United States or US                      the United States of America (including
                                         the States thereof and the District of
                                         Columbia), its territories, its
                                         possessions and other areas subject to
                                         its jurisdiction

                                    CONTENTS

                                                                          Page

Letter from M G Scorey, Deputy Chairman of Omnicare                         4

Letter from Henry Cooke

1.     Introduction                                                         6

2.     The Offer                                                            6

3.     Terms and Conditions                                                 6

4.     Financial effects of acceptance                                      7

5.     UK taxation                                                          7

6.     Information regarding Transworld Inc.                                8

7.     Information regarding Transworld                                     9

8.     Information regarding Omnicare                                       9

9.     Reasons for the Offer                                                9

10.    Management and employees                                             9

11.    Procedure for acceptance                                             9

12.    Settlement                                                          12

13.    Further information                                                 12


Appendices

I.     Conditions and Further Terms of the Offer                           13

II.    Financial and Other Information on Transworld Inc.                  26

III.   Financial and Other Information on Transworld                       42

IV.    Financial and Other Information on Omnicare                         43

V.     Additional Information                                              52

              LETTER FROM M G SCOREY, DEPUTY CHAIRMAN OF OMNICARE
                                 OMNICARE PLC
                           REGISTERED NUMBER 3073148

Directors                                                      Registered office
Timothy M Aitken (Chairman)*                                    Enterprise Drive
Michael G Scorey                                                      Four Ashes
Charles L Kernahan                                                 Wolverhampton
Mark S Hanley                                                           WV10 7DF
Stephen P Gullick
Richard G Green*

*Non-Executive

                                                                     3 June 1997

To Omnicare Shareholders and, for information only, to Omnicare Optionholders

Dear Sir or Madam

                     RECOMMENDED CASH OFFER FROM TRANSWORLD

On 28 May 1997, it was announced that your board and the board of Transworld Inc. had reached agreement on the terms of a recommended cash offer to be made by Henry Cooke on behalf of Transworld, a wholly-owned subsidiary of Transworld Inc., to acquire the whole of the share capital of Omnicare, issued and to be issued, not already owned by the Transworld Group. As Timothy Aitken is also a director of Transworld Inc., I am now writing to you to explain the reasons for and benefits of the Offer and why the Independent Omnicare Directors recommend you to accept it. Details of the Offer are set out in the accompanying letter from Henry Cooke.

REASONS FOR AND BENEFITS OF THE OFFER

The board of Omnicare believes there are substantial benefits that can be derived from the acquisition of Omnicare by Transworld. In particular, it believes that the acquisition will enable the business of Omnicare to grow more rapidly than would be possible as a relatively small independent company. The significant financial resources of Transworld Inc. will enable Omnicare to take advantage of opportunities for expansion in the European market. In addition, Transworld Inc. has considerable experience in the sophisticated, more mature home healthcare market in the United States and will be able to make its skills available to develop the business of Omnicare.

THE OFFER

You will find set out on pages 6 to 12 a letter from Henry Cooke, containing the Offer on behalf of Transworld to acquire your shares on the basis of 167p in cash for each Omnicare Share.

The Offer of 167p for each Omnicare Share values the issued share capital of Omnicare at approximately (pounds sterling)19.76 million. The Offer price represents a premium of 30.0 per cent over the middle market quotation of 128.5 pence per Omnicare Share as derived from the AIM Appendix to the London Stock Exchange Daily Official List at the close of business on 23 April 1997, the day prior to the announcement by the board of Omnicare that it had received an approach that might lead to a recommended offer for Omnicare.

The Offer will extend to any Omnicare Shares unconditionally allotted or issued while the Offer remains open for acceptance (or prior to such earlier date, not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or, if later, the first closing date of the Offer, as Transworld may decide), pursuant to the exercise of options under the Omnicare Share Option Scheme or otherwise.

Proposals will be made to Omnicare Optionholders following the Offer becoming or being declared unconditional to invite them to surrender their options in return for a payment in respect of each Omnicare Share under option equal to the difference between the Offer price of 167 pence per Omnicare Share and the option exercise price.

The conditions and further terms of the Offer are set out in Appendix I to this document.

Details of the financial effects on Omnicare Shareholders of accepting the Offer are shown on page 7 of this document.

MANAGEMENT AND EMPLOYEES

All of the executive directors of Omnicare will remain as directors of Omnicare.

Transworld Inc. has given assurances to your board that the existing employment rights of all the Omnicare Group's management and employees, including pension rights, will be fully safeguarded. Your board believes that the career opportunities of Omnicare Group employees will be enhanced within the enlarged Transworld Group.

ACTION TO BE TAKEN

Your attention is drawn to pages 9 to 12 of this document and to the accompanying Form of Acceptance, which set out the procedure for acceptance of the Offer. In order to accept the Offer, you should complete and return the enclosed Form of Acceptance in accordance with the instructions printed thereon as soon as possible and, in any event, so as to be received by the Receiving Agent no later than 3.00 pm on 24 June 1997.

If you are in any doubt about this offer, you should consult an independent financial adviser authorised under the Financial Services Act 1986.

FURTHER INFORMATION

Your attention is drawn to the further information contained in Appendices I to V to this document.

RECOMMENDATION

The Independent Omnicare Directors, who have been so advised by English Trust, consider the terms of the Offer to be fair and reasonable and in the best interest of Omnicare Shareholders. Accordingly, the Independent Omnicare Directors unanimously recommend you to accept the Offer. Timothy Aitken is also a director of Transworld Inc. and, accordingly, has not participated in board discussions concerning the Offer. The only director of Omnicare who holds Omnicare Shares has irrevocably undertaken to accept the Offer in respect of his holding of 11,250 Omnicare Shares, or 0.1 per cent of the current issued share capital of Omnicare.

Stanton Industries Limited has irrevocably undertaken to accept the Offer in respect of its holding of 4,238,250 Omnicare Shares, representing 35.82 per cent. of the current issued share capital of Omnicare. On 28 May 1997, Transworld acquired 1,765,000 Omnicare Shares from Hyperion Partners II L.P. Accordingly, Transworld owns, or has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 6,014,500 Shares, representing 50.83 per cent. of Omnicare's issued share capital.

Yours faithfully

Michael G Scorey
Deputy Chairman

                            LETTER FROM HENRY COOKE

                       ---------------------------------
                       HENRY COOKE CORPORATE FINANCE LTD
                       ---------------------------------
                       ONE KING STREET, MANCHESTER M2 6AW
                            Registered number 2384902

                                                                     3 June 1997

To Omnicare Shareholders and, for information only, to Omnicare Optionholders

Dear Sir or Madam

          RECOMMENDED CASH OFFER ON BEHALF OF TRANSWORLD FOR OMNICARE

1. INTRODUCTION

It was announced on 28 May 1997 that the boards of Transworld Inc. and of Omnicare had reached agreement on the terms of a recommended cash offer to be made by Henry Cooke on behalf of Transworld, a wholly-owned subsidiary of Transworld Inc., to acquire the whole of the share capital of Omnicare, issued and to be issued, not already owned by the Transworld Group. This document contains the formal offer. The Form of Acceptance to be used in connection with the Offer is enclosed.

The only director of Omnicare who holds Omnicare Shares has irrevocably undertaken to accept the Offer in respect of his holding of 11,250 Omnicare Shares, representing 0.1 per cent. of Omnicare's current issued share capital. Stanton Industries Limited has irrevocably undertaken to accept the Offer in respect of its holding of 4,238,250 Omnicare Shares, representing 35.82 per cent. of Omnicare's current issued ordinary share capital. On 28 May 1997, Transworld acquired 1,765,000 Omnicare Shares from Hyperion Partners II L.P. Accordingly, Transworld owns, or has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 6,014,500 shares, representing 50.83 per cent. of Omnicare's issued share capital.

Your attention is drawn to the letter from your Deputy Chairman, set out on pages 4 and 5 of this document, from which you will see that the Independent Omnicare Directors, who have been so advised by English Trust, consider the terms of the Offer to be fair and reasonable and that the Independent Omnicare Directors unanimously recommend you to accept the Offer, as the only director of Omnicare who holds Omnicare Shares has irrevocably undertaken so to do in respect of his own beneficial holding. Timothy Aitken is a director of both Omnicare and Transworld Inc. and, accordingly, has not participated in Omnicare board discussions concerning the Offer.

Instructions on how to accept the Offer are set out in section 11 of this letter, "Procedure for acceptance", on pages 9 to 12.

2. THE OFFER

On behalf of Transworld, we hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all the Omnicare Shares not already owned by the Transworld Group, on the following basis:

For each Omnicare Share            167p in cash


The Offer of 167p for each Omnicare Share values the issued share capital of Omnicare at approximately (pounds sterling) 19.76 million. The Offer price represents a premium of 30.0 per cent. over the middle market quotation of
128.5 pence per Omnicare Share as derived from the AIM Appendix to the London Stock Exchange Daily Official List at the close of business on 23 April 1997, the day prior to the announcement by the board of Omnicare that it had received an approach that might lead to a recommended offer for Omnicare.

ACCEPTANCES OF THE OFFER SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY 3.00 PM ON 24 JUNE 1997.

3. TERMS AND CONDITIONS
The Omnicare Shares which are the subject of the Offer will be acquired by Transworld free from all liens, charges, equitable interests and encumbrances and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions declared, made or paid after 28 May 1997.

The conditions and further terms of the Offer are set out in Appendix I to this document.

The Offer will extend to any Omnicare Shares unconditionally allotted or issued while the Offer remains open for acceptance (or prior to such earlier date, not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or, if later, the first closing date of the Offer, as Transworld may decide), pursuant to the exercise of options under the Omnicare Share Option Scheme or otherwise.

Proposals will be made to Omnicare Optionholders following the Offer becoming or being declared unconditional to invite them to surrender their options in return for a payment in respect of each Omnicare Share under option equal to the difference between the Offer price of 167 pence per Omnicare Share and the option exercise price.

4. FINANCIAL EFFECTS OF ACCEPTANCE

(a) Capital

The table below shows the effect on capital value for a holder of 100 Omnicare Shares accepting the Offer:

                                      Pound Sterling
Consideration                            167.00
Market value of Omnicare Shares(i)       128.50
                                         ------
Change in value                           38.50
                                         ------
This represents an increase of            30.00%
                                         ======

(b) Income

The table below shows the effect on gross income for a holder of 100 Omnicare Shares accepting the Offer:


                                                        Pound Sterling
Gross income on pound sterling 167 cash(ii)                 13.26
Gross dividend income from 100 Omnicare Shares(iii)          2.03
                                                            -----
Change in gross income                                      11.23
                                                            =====
This represents an increase of                                553%
                                                            =====

Notes:

The financial comparisons set out above have been made on the following bases:

(i) The market value of Omnicare Shares is based on the middle market quotation of 128.5p per Omnicare Share as derived from the AIM Appendix to the London Stock Exchange Daily Official List for 23 April 1997 (being the day prior to the announcement by the board of Omnicare that it had received an approach that might lead to a recommended offer for Omnicare).

(ii) The gross income on the cash consideration has been calculated on the assumption that the cash is reinvested to yield approximately 7.94 per cent. being the gross yield on the 2008 Treasury 9 per cent. gilt on 30 May 1997 (the latest practicable date prior to the posting of this document).

(iii) The gross dividend from Omnicare Shares is based on the interim dividend of 0.625p (net) per share and the final dividend of 1p (net) per share paid in respect of the year ended 31 December 1996, together with the associated tax credits of 20/80ths of the amounts paid.

(iv)   No account has been taken of any liability to taxation.

5. UK TAXATION

The following paragraphs, which are intended as a general guide only and are based on current legislation and Inland Revenue practice, summarise advice received by Transworld regarding the position of Omnicare Shareholders, who are resident or ordinarily resident in the UK for tax purposes and who hold their Omnicare Shares as an investment, in respect of UK taxation.

To the extent that an Omnicare Shareholder receives cash under the Offer, this will constitute a disposal of shares for the purposes of UK taxation of capital gains which may give rise to a liability to taxation. Liability to UK taxation of capital gains will depend upon the particular circumstances of the individual Omnicare Shareholder.

Omnicare Shareholders who acquired or acquire their Omnicare Shares by exercising options under the Omnicare Share Option Scheme are reminded that they may incur a charge to UK income tax upon exercising their options.

IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION, YOU SHOULD CONSULT YOUR INDEPENDENT PROFESSIONAL ADVISER WITHOUT DELAY.

6. INFORMATION REGARDING TRANSWORLD INC.

(a) Business Description

Transworld Inc. is a regional provider of a broad range of alternate site healthcare services and products in the United States. Transworld Inc. provides the following services and products to patients in their homes or in an outpatient setting:


- respiratory therapy, home medical equipment and specialised mail-order pharmaceuticals and medical supplies, including respiratory and diabetic medications and supplies, wound-care dressings and ostomy and orthotic products;

- patient services, including nursing and para-professional services and radiation therapy; and

-      infusion therapy.

In January 1997, Transworld Inc. acquired a 49 per cent. interest in Health Management, Inc. ("HMI"), and has entered into an agreement providing for the acquisition of the reminder of HMI, subject to the satisfaction of the conditions contained therein. HMI provides integrated pharmaceutical management services to patients with chronic medical conditions.

Transworld Inc. has a market capitalisation of approximately $147 million, and is quoted on the Nasdaq National Market in the United States.

(b) Consolidated Financial Information

For the year ended 31 October 1996, Transworld Inc. recorded a profit before tax and extraordinary items of $3.72 million (1995: $1.49 million) on net sales of $76.30 million (1995: $71.59 million). At 31 October 1996, shareholders' funds amounted to $67.23 million (1995: $24.09 million).

For the three months ended 31 January 1997 (unaudited), Transworld Inc. reported a profit before tax of $2.01 million (1996: $1.42 million) on net sales of $20.30 million (1996: $19.64 million). At 31 January 1997, shareholders' funds amounted to $68.28 million.

(c) Pending Acquisition

Transworld Inc. has pending and uncompleted the acquisition of VIP Health Services, Inc. and Kwik Care, Ltd, nursing and home-help services providers in the New York metropolitan area. In the year ended 31 December 1996, these two companies reported aggregate turnover of some $29 million (1995: $35 million) and reported aggregate proforma net income after tax of $349,000 (1995: loss $978,000). The outstanding consideration payable by Transworld Inc., should the acquisition be completed, amounts to $8.0 million.

(d) Post Balance Sheet Events

In January 1997, Transworld Inc. acquired a 49 per cent. interest in Health Management, Inc. ("HMI") for $8,964,292 payable in cash, and has entered into a conditional agreement providing for the acquisition of the remainder of HMI for $2.8 million payable in cash, subject to the satisfaction of the conditions contained therein. Completion of this acquisition is expected by July 1997. In addition, Transworld Inc. has entered into agreements to purchase certain debts of HMI as set out in paragraph 6(a) of Appendix V of this document. HMI provides integrated pharmaceutical management services to patients with chronic medical conditions. For the year ended 30 April 1996 and the nine months ended 31 January 1997 (unaudited) respectively, HMI reported net sales of $159 million and $120 million and net losses of $10.9 million and $31.3 million.

On 21 April 1997, Hyperion Partners II L.P. and its affiliate, Hyperion TW Fund L.P., invested $50.7 million of equity capital in Transworld Inc. and on 26 March 1997 Hyperion Partners II L.P. conditionally subscribed for an additional $12.2 million of such equity.

(e) Current Trading and Future Prospects

Transworld Inc.'s current trading is in line with the directors' expectations. Transworld Inc. intends to broaden its activities as a provider of alternate site healthcare services and products by both organic growth and carefully targeted acquisitions.

(f) Ownership
Transworld Inc.'s principal shareholders are Hyperion Partners II L.P. and Hyperion TW Fund L.P. These funds hold, in aggregate, 9,415,333 shares of common stock representing 62.3 per cent. of the issued share capital of Transworld Inc. The ultimate general partner of each of the funds is Hyperion Funding II Corp.

Further information relating to Transworld Inc. and Hyperion Funding II Corp. and its funds is set out in Appendix II.

7. INFORMATION REGARDING TRANSWORLD

Transworld is a newly-incorporated, wholly-owned subsidiary of Transworld Inc. established for the purposes of the Offer. Further information relating to Transworld is set out in Appendix III.

8. INFORMATION REGARDING OMNICARE

(a) Business Description

The Omnicare Group provides respiratory equipment and services to patients at home, under the terms of contracts and licences with various National Health Service agencies. It also dispenses and supplies a range of medical and surgical products, principally stoma products, to patients at home, as well as providing those patients with advisory and other services through its network of regional care centres.

The main types of equipment supplied for respiratory therapy are oxygen concentrators, which are installed and maintained in patients' homes, and oxygen cylinders, which are supplied to pharmacies for delivery to patients' homes. The end users of the respiratory therapy are patients with long term lung conditions such as chronic bronchitis and emphysema. Oxygen concentrators are used by those patients who have a need for long term oxygen therapy, whilst oxygen cylinders provide relief for patients who only require oxygen for short periods.

The stoma and related products which are delivered to patients' homes are mainly disposable items required by patients who have undergone colostomy, ileostomy and urostomy surgery.

The directors of Omnicare are presently negotiating the acquisition of a substantial company operating a home healthcare and healthcare services business. The directors of Transworld support the development of Omnicare, and have confirmed that the enlarged Transworld Group intends to pursue opportunities for the development of Omnicare in the event of the Offer becoming unconditional.

(b) Consolidated Financial Information

For the year ended 31 December 1996, the Omnicare Group reported a profit before tax of pound sterling 1.13 million (1995: pound sterling 612,000) on sales of pound sterling 7.38 million (1995: pound sterling 1.77 million). As at 31 December 1996, shareholders' funds stood at pound sterling 2.40 million (1995: pound sterling 1.35 million).

Further information relating to Omnicare is set out in Appendix IV.

9. REASONS FOR THE OFFER

The board of Omnicare believes there are substantial benefits which can be derived from the acquisition of Omnicare by Transworld. In particular, it believes that the acquisition will enable the business of Omnicare to grow more rapidly than would be possible as a relatively small independent company. The significant financial resources of Transworld Inc. will enable Omnicare to take advantage of opportunities for expansion in the European market. In addition, Transworld Inc. has considerable experience in the sophisticated, more mature home healthcare market in the United States and will be able to make its skills available to develop the business of Omnicare.

10. MANAGEMENT AND EMPLOYEES

Transworld Inc. believes that the prospects for the management and employees of the Omnicare Group will be enhanced by the acquisition. Transworld Inc.'s financial resources and experience in the sophisticated US home healthcare market will help the Omnicare Group capitalise on its strong brand names and facilitate expansion. The directors of Omnicare have been assured that the existing employment rights of all employees of the Omnicare Group, including their existing pension rights, will be fully safeguarded.

11. PROCEDURE FOR ACCEPTANCE

THIS SECTION SHOULD BE READ TOGETHER WITH THE NOTES ON THE FORM OF ACCEPTANCE.

You should note that, if you hold Omnicare Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Omnicare Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold Omnicare Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

ADDITIONAL FORMS OF ACCEPTANCE ARE AVAILABLE FROM EITHER OF THE ADDRESSES SET OUT IN SUB-PARAGRAPH (B) BELOW.

(a) To accept the Offer

To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your Omnicare Shares are in CREST. You should complete Boxes 1 and 2 and, if your Omnicare Shares are in CREST, Box 4, and sign Box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed therein.

(b) Return of Form of Acceptance

The completed Form of Acceptance, together, if your Omnicare Shares are in certificated form, with your share certificate(s) for your Omnicare Shares and/or other document(s) of title, should be returned by post or by hand to Exchange Registrars Limited, 18 Park Place, Cardiff CF1 3PD or by hand only (during normal business hours) to Exchange Registrars Limited, New Garden House, 78 Hatton Garden, London EC1N 8JA in each case as soon as possible but in any event so as to be received not later than 3.00 pm on 24 June 1997. A reply-paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

(c) Shares in uncertificated form (that is, in CREST)

If your Omnicare Shares are in uncertificated form, you should insert in Box 4 of the enclosed Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Omnicare Shares in respect of which you wish to accept the Offer to an escrow balance, specifying Exchange Registrars Limited (in its capacity as a CREST participant under the participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the transfer to escrow settles not later than
3.00 pm on 24 June 1997.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Omnicare Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Omnicare Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

-      the number of Omnicare Shares to be transferred to an escrow balance;

- your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 4 of the Form of Acceptance;

- your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 4 of the Form of Acceptance;

- the participant ID of the Escrow Agent, Exchange Registrars Limited, in its capacity as a CREST receiving agent. This is 2RA94;

-      the member account ID of the Escrow Agent. This is NOMC;

- the Form of Acceptance Reference Number. This is the Reference Number that appears on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable the Receiving Agent to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference;

- the intended Settlement Date. This should be as soon as possible and in any event not later than 24 June 1997; and

-      the Corporate Action Number for the Offer. This is 2.

After settlement of the TTE instruction, you will not be able to access the Omnicare Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Omnicare Shares concerned to itself in accordance with paragraph 7(e) of Part B of Appendix I to this document.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedure outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, the Offeror may treat any amount of Omnicare Shares transferred to an escrow balance in favour of the Escrow Agent specified above for the participant ID and member account ID identified in the TTE instruction as relating to any Form of Acceptance which relates to the same member account ID and participant ID (up to the amount of Omnicare Shares inserted or deemed to be inserted on the Form of Acceptance concerned).

You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timing and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating Omnicare Shares to settle prior to 3.00 pm on 24 June 1997. In this connection, you are referred in particular to those sections of the CREST manual concerning practicable limitations of the CREST system and timings.

The Offeror will make an appropriate announcement if any of the details contained in this paragraph 11 alter for any reason.

(d)Share certificates not readily available or lost

If your Omnicare Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the relevant Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive not later than 3.00 pm on 24 June 1997, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of document(s) will be given. In the case of loss, you should write as soon as possible to Omnicare's registrars, Exchange Registrars Limited, 18 Park Place, Cardiff CF1 3PD, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the Receiving Agent at either of its addresses as set out in sub-paragraph (b) above.

(e)Deposits of Omnicare Shares into, and withdrawals of Omnicare Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Omnicare Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertified form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Omnicare Shares or otherwise). Holders of Omnicare Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedure is implemented in sufficient time to enable the person holding or acquiring the share as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of shares certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 pm on 24 June 1997.

(f)Validity of acceptances

Without prejudice to paragraphs 5(k) and 6 of Part B of Appendix I to this document, the Offeror and Henry Cooke reserve the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or not accompanied by the relevant transfer to escrow or if received by the Receiving Agent, or otherwise by or on behalf of the Offeror, at any place or places determined by them otherwise than as set out herein or in the Form of Acceptance.

(g)Overseas shareholders

The attention of Omnicare Shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraphs 6 and 7 of Part B of Appendix I and to the relevant provisions of the Form of Acceptance, including Boxes 5 and 6.

If you are in any doubt as to the procedure for acceptance, please contact Exchange Registrars Limited by telephone on 01222 371210 or at one of the addresses referred to in sub-paragraph (b) above. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

12.SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Omnicare Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt, in the following manner:

(a)Omnicare Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to Omnicare Shares in uncertificated form, settlement of the cash consideration to which the accepting Omnicare Shareholder is entitled will be posted or despatched by means of CREST by Transworld procuring the creation of an assured payment obligation in favour of the accepting Omnicare Shareholder's payment bank, in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

Transworld reserves the right to settle all or any part of the consideration referred to in this sub-paragraph (a), for all or any accepting Omnicare Shareholder(s), in the manner referred to in sub-paragraph (b) below, if, for any reason, it wishes to do so.

(b)Omnicare Shares in certificated form

Where an acceptance relates to Omnicare Shares in certificated form, settlement of any cash due will be despatched by first class post (or by such other methods as the Panel may approve). All such cash payments will be made in pounds sterling by cheque drawn on a UK clearing bank.

(c)General

If the Offer does not become or is not declared unconditional in all respects
(i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address (outside the United States, Canada and Australia) is set out above Box 1 of the Form of Acceptance or, if none is set out, to the first named holder at his or her registered address (outside the United States, Canada and Australia) and (ii) the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve), give TFE instructions to CRESTCo to transfer all Omnicare Shares held in escrow balances to the original available balances of the Omnicare Shareholders concerned.

All documents and remittances sent by, to or from Omnicare Shareholders or their appointed agents will be sent at their own risk.

13.FURTHER INFORMATION

Your attention is drawn to the following Appendices which form part of this document.

Appendix I      Conditions and Further Terms of the Offer
Appendix II     Financial and Other Information on Transworld Inc.
Appendix III    Financial and Other Information on Transworld
Appendix IV     Financial and Other Information on Omnicare
Appendix V      Additional Information

Yours faithfully
for Henry Cooke Corporate Finance Ltd



R DAVID SMITH
DIRECTOR

              APPENDIX I CONDITIONS AND FURTHER TERMS OF THE OFFER

                                     PART A

                             CONDITIONS TO THE OFFER

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 pm on 24 June 1997 (or such later time and/or date as Transworld may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Transworld may decide) of the Omnicare Shares to which the Offer relates, provided that this condition will not be satisfied unless Transworld and/or its wholly-owned subsidiaries have acquired or agreed to acquire (pursuant to the Offer or otherwise), directly or indirectly, Omnicare Shares carrying over 50 per cent. of the voting rights then normally exercisable at general meetings of Omnicare on such basis as may be required by the Panel (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise); and for this purpose, the expression "Omnicare Shares to which the Offer relates" shall be construed in accordance with sections 428-430E of the Companies Act 1985.

(b) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, or any court, institution, investigative body, association, trade agency or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body in any jurisdiction (each, a "Relevant Authority") having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed any statute, regulation or order or otherwise taken any other step or done any thing, and there not being outstanding any statute, legislation or order, that would or might:

       (i) require, prevent, materially delay or materially affect the divestiture by Transworld or any of its subsidiaries, subsidiary undertakings or associated undertakings (including any company of which 20 per cent. or more of the voting capital is held by the Transworld Group) or any partnership, joint venture, firm or company in which any of them may be interested) (together the "wider Transworld Group") or Omnicare or any of its subsidiaries, subsidiary undertakings or associated undertakings (including any company of which 20 per cent. or more of the voting capital is held by Omnicare or any of its subsidiaries, subsidiary undertakings or associated undertakings) (the "Omnicare Group") or any partnership, joint venture, firm or company in which any of them may be interested (together the "wider Omnicare Group") of all or any portion of their businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties or any part thereof and which in any such case is material in the context of the Offer;

       (ii) restrict, restrain, prohibit, delay, impose additional material conditions or material obligations with respect to, or otherwise interfere with the implementation of, the Offer or the acquisition of any Omnicare Shares by Transworld or any matters arising therefrom;

       (iii) result in a delay in the ability of Transworld, or render Transworld unable, to acquire some or all of the Omnicare Shares;

       (iv) impose any material limitation on the ability of any member of the wider Transworld Group to acquire or hold or exercise effectively, directly or indirectly, all rights of all or any of the Omnicare Shares (whether acquired pursuant to the Offer or otherwise);

       (v) require any member of the wider Transworld Group or the wider Omnicare Group to offer to acquire any shares or other securities or rights thereover in any member of the wider Omnicare Group (other than Omnicare) owned by any third party;

       (vi) make the Offer or its implementation or the proposed acquisition of Omnicare or of any Omnicare Shares or any other shares or securities in, or control of, Omnicare, illegal, void or unenforceable;

       (vii) impose any limitation, which is material in the context of the Omnicare Group, on the ability of any member of the wider Transworld Group or the wider Omnicare Group to co-ordinate its business, or any part of it, with the business of any other member of the wider Transworld Group or the wider Omnicare Group; or

       (viii) otherwise materially and adversely affect any or all of the businesses, assets, prospects or profits of any member of the wider Transworld Group or the wider Omnicare Group or the exercise of rights of shares attaching to shares of any company in the Omnicare Group, and all applicable waiting periods during which such Relevant Authority could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(c) all authorisations, orders, grants, consents, clearances, licences, permissions and approvals necessary in respect of the Offer, the proposed acquisition of any shares or securities in, or control of, Omnicare or the carrying on of the business of any member of the wider Omnicare Group or the wider Transworld Group being obtained in terms satisfactory to Transworld from all appropriate Relevant Authorities and such authorisations, orders, grants, consents, clearances, licences, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke or not to renew the same and all necessary filings having been made, all appropriate waiting and other time periods (including extensions thereto) under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Offer or the proposed acquisition of Omnicare by Transworld or of any Omnicare Shares or any matters arising therefrom having been complied with;

(d) no indications having been received from the Relevant Authorities or any party with whom any member of the wider Omnicare Group has any contractual or other relationship that the interests held by any member of the wider Omnicare Group under licences, leases, consents, permits and other rights will be adversely amended or otherwise affected by the Offer or the proposed acquisition of Omnicare or any matters arising therefrom, that such licences, leases, consents, permits and other rights are in full force and effect and that there is no intention to revoke or amend any of the same;

(e) save as disclosed in writing by Omnicare to Transworld prior to 28 May 1997, there being no provision of any agreement, instrument, permit, licence or other arrangement to which any member of the wider Omnicare Group is a party or by or to which it or any of its assets may be bound or subject which, as a consequence of the Offer or the acquisition of Omnicare or because of a change in the control or management of Omnicare or any member of the Omnicare Group or any matters arising therefrom or otherwise, could or might (to an extent which is material in the context of the Offer) have the result that:

       (i) any moneys borrowed by, or other indebtedness, actual or contingent, of, any member of the wider Omnicare Group becomes or is capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of any member of the wider Omnicare Group to borrow moneys or incur indebtedness is withdrawn or adversely affected;

       (ii) any mortgage, charge or other security interest is created over the whole or any part of the business, property or assets of any member of the wider Omnicare Group or any such security (whenever arising) becomes enforceable;

       (iii) any such agreement, instrument, permit, licence or other arrangement, or any right, interest, liability or obligation of any member of the wider Omnicare Group therein, is terminated or adversely modified or any action is taken or onerous obligation arises thereunder in each case to an extent which is material in the context of the Offer;

       (iv) the value of any member of the wider Omnicare Group or its financial or trading position is prejudiced or adversely affected in each case to an extent which is material in the context of the Offer;

       (v) any material asset or, other than in the ordinary course of business, any asset of the wider Omnicare Group is charged or disposed of;

       (vi) the interest or business of any member of the wider Omnicare Group in or with any other person, firm or company (or any arrangement relating to such interest or business) is terminated or adversely affected in each case to an extent which is material in the context of the Offer; or

       (vii) any member of the wider Omnicare Group ceases to be able to carry on business under any name under which it currently does so, which cessation is material in the context of the Offer;

(f) since 31 December 1996 (being the date to which the latest published audited report and accounts of Omnicare were made up) and save as disclosed in Omnicare's published report and accounts for the year ended 31 December 1996 or announced by Omnicare on the London Stock Exchange or disclosed in writing by Omnicare to Transworld in each case prior to 28 May 1997, no member of the Omnicare Group having:

       (i) issued or agreed to issue or authorised or proposed the issue of additional shares of any class or issued or authorised or proposed the issue of or granted securities convertible into or rights, warrants or options to acquire such shares or convertible securities (save as between Omnicare and wholly-owned subsidiaries of Omnicare) or redeemed, purchased or reduced or announced any intention to do so or made any other change to any part of its share capital;

       (i) recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution other than dividends lawfully paid to Omnicare or wholly-owned subsidiaries of Omnicare;

       (iii) authorised or proposed or announced its intention to propose any merger or acquisition or disposal or transfer of assets or shares or any change in its share or loan capital;

       (iv) issued or authorised or proposed the issue of any debentures or incurred or increased any indebtedness or contingent liability;

       (v) disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset or entered into or varied any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or which involves or could involve an obligation of a nature or magnitude which is material or authorised, proposed or announced any intention to do so;

       (vi) entered into any contract, reconstruction, amalgamation, arrangement or other transaction otherwise than in the ordinary course of business or announced any intention to do so;

       (vii) entered into, or varied the terms of, any contract or agreement with any of the directors of Omnicare;

       (viii) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues;

       (xi) waived or compromised any claim other than in the ordinary course of business;

       (x)     made any amendment to its memorandum or articles of association;

       (xi) entered into any contract, transaction or arrangement which is or may be restrictive on the business of any member of the wider Omnicare Group or the wider Transworld Group;

       (xii) entered into any contract, commitment or agreement with respect to any of the transactions or events referred to in this condition (f); and

       (xiii) been unable or admitted that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(g) since 31 December 1996 (being the date to which the latest published audited report and accounts of Omnicare were made up) and save as disclosed in Omnicare's published report and accounts for the year ended 31 December 1996 or announced by Omnicare on the London Stock Exchange or disclosed in writing by Omnicare to Transworld in each case prior to 28 May 1997:

       (i) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened or become pending or remained outstanding by or against any member of the wider Omnicare Group or to which any member of the wider Omnicare Group is or may become a party (whether as plaintiff, defendant or otherwise) which would have a material and adverse effect in the context of the Offer;

       (ii) no adverse change having occurred in the business, assets, financial or trading position, profits or prospects of any member of the wider Omnicare Group which is material in the context of the Offer;

(h)    Transworld not having discovered that:

       (i) any business, financial or other information concerning any member of the Omnicare Group disclosed, publicly or otherwise to Transworld, by or on behalf of any member of the Omnicare Group either contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading which, in either case, is material in the context of Offer; or

       (ii) any member of the wider Omnicare Group is subject to any liability, actual or contingent, which is not disclosed in the annual report and accounts of Omnicare for the financial year ended 31 December 1996 and which is material in the context of the Offer; and

(i)    Transworld not having discovered that:

       (i) any past or present member of the wider Omnicare Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or to harm human health or otherwise relating to environmental matters (which non-compliance might give rise to any liability (whether actual or contingent) on the part of any member of the wider Omnicare Group which is material in the context of the wider Omnicare Group taken as a whole) or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which in any such case might give rise to any liability (whether actual or contingent) on the part of any member of the wider Omnicare Group which is material in the context of the Offer;

       (ii) there is or is likely to be any material liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the wider Omnicare Group or any controlled waters under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or otherwise; or

       (iii) circumstances exist whereby a person or class of persons might have any material claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the wider Omnicare Group.

Transworld reserves the right to waive all or any of conditions (b) to (i) (inclusive) above, in whole or in part. Conditions (b) to (i) (inclusive) must be satisfied as at, or waived on or before, 21 days after the later of 24 June 1997 and the date on which condition (a) is fulfilled (or, in each case, such later date as the Panel may agree) provided that Transworld shall be under no obligation to waive or treat as satisfied any of conditions (b) to (i) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Transworld is required by the Panel to make an offer for Omnicare Shares under the provisions of Rule 9 of the Code, Transworld may make such alterations to the conditions as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the Offer is referred to the Monopolies and Mergers Commission before 3.00 pm on the later of 24 June 1997 and the date when the Offer become or is declared unconditional as to acceptances.

              APPENDIX I CONDITIONS AND FURTHER TERMS OF THE OFFER

                                     PART B

                           FURTHER TERMS OF THE OFFER

The following further terms apply unless the context requires otherwise. Except where the context requires otherwise, any reference in this Part B of Appendix I and in the Form of Acceptance to:

(i)    "Offer" means the Offer and any revision thereof or extension thereto;

(ii) "Offer becoming unconditional" includes the Offer being declared unconditional and shall be construed as a reference to the Offer being declared or becoming unconditional as to acceptances whether or not any other condition thereof remains to be fulfilled;

(iv) "acceptance condition" means the condition as to acceptances set out in paragraph 1(i) of Part A of this Appendix I;

(v) an extension of the Offer shall include an extension of the date by which the acceptance condition has to be fulfilled;

(vi)   "Offer document" means any document containing the Offer.

1.     ACCEPTANCE PERIOD

(a) The Offer will initially remain open for acceptance until 3.00 pm on 24 June 1997. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date of posting of written notification of the revision to Omnicare shareholders. Except with the consent of the Panel, no such written notification of the revision of the Offer may be posted to Omnicare shareholders after 19 July 1997 or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

(b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 2 August 1997 (or any earlier time and/or date beyond which Transworld has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) nor of being kept open after that time and/or date unless it has previously become unconditional. However, Transworld reserves the right, with the consent of the Panel, to extend the Offer to ( a) later time(s) and/or date(s). Except with the consent of the Panel, Transworld may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received, or purchases of Omnicare shares made, in respect of which relevant documents have been received by Exchange Registrars Limited after 1.00 pm on 2 August 1997 (or any earlier time and/or date beyond which Transworld has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time and/or date as Transworld may, with the permission of the Panel, decide. If the Offer is extended beyond midnight on 2 August 1997, acceptances received and purchases made in respect of which relevant documents have been received by Exchange Registrars Limited after 1.00 pm on the relevant date may (except where the Code otherwise permits) only be taken into account with the consent of the Panel.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer.

(d) If a competitive situation (as determined by the Panel) arises after Transworld has given a "no extension" statement or a "no increase" statement, Transworld may (if it has specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel) withdraw such statement provided that notice is given to that effect within four business days of the announcement of the competing offer and Omnicare shareholders are informed in writing thereof (or, in the case of Omnicare shareholders with registered addresses outside the United Kingdom or whom Transworld knows to be nominees holding Omnicare shares for such persons, by announcement in the United Kingdom) at the earliest opportunity thereafter. Transworld may (if it has reserved the right to do so) choose not to be bound by the terms of a "no increase" statement or a "no extension" statement if it would otherwise prevent the posting of an increased or improved Offer which is recommended for acceptance by the board of Omnicare, or in other circumstances permitted by the Panel.

(e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Transworld shall not be bound (unless otherwise required by the Panel) to take into account any Omnicare Shares which have been unconditionally allotted or issued before such determination takes place, unless Exchange Registrars Limited on behalf of Transworld has received written notice of the relevant details of such allotment or issue (including the price thereof) before that time. Telex or facsimile transmission will not be sufficient for this purpose.

2.     ANNOUNCEMENTS

(a) By 8.30 am on the business day (the "relevant day") next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time and/or date as the Panel may agree, Transworld will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of Omnicare Shares and rights over Omnicare Shares (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with Transworld), (ii) acquired or agreed to be acquired by or on behalf of Transworld or any person acting or deemed to be acting in concert with Transworld during the Offer Period and (iii) held by or on behalf of Transworld or any person acting or deemed to be acting in concert with Transworld prior to the Offer Period, and will specify the percentage of the share capital of Omnicare represented by these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.30 am on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional in all respects in which case a statement may be made that the Offer will remain open until further notice). In computing the number of Omnicare Shares represented by acceptances and/or purchases there may, at the discretion of Transworld, be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or are subject to verification where such acceptances or purchases of Omnicare Shares could be counted towards fulfilling the acceptance condition in accordance with paragraph 5(k) below.

(b) References in this Part B of Appendix I to the making of an announcement by Transworld include the release of an announcement by public relations consultants or by the Henry Cooke to the press, and the delivery or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

3.     RIGHTS OF WITHDRAWAL

(a) If Transworld, having announced the Offer to be unconditional, fails to comply by 3.30 pm on the relevant day (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(a) above, an accepting Omnicare shareholder may immediately thereafter withdraw his acceptance by written notice (signed by the accepting shareholder or his agent duly appointed in writing and evidence of whose appointment in a form reasonably satisfactory to Transworld is produced with the notice) given by post or by hand to Exchange Registrars Limited, 18 Park Place, Cardiff CF1 3PD or by hand only (during normal business hours) to Exchange Registrars Limited, New Garden House, 78 Hatton Garden, London EC1N 8JA on behalf of Transworld. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by Transworld confirming, if that be the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

(b) If by 3.00 pm on 15 July 1997 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Omnicare shareholder may withdraw his acceptance at any time thereafter at either of the addresses and in the manner referred to in paragraph 3(a) above before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph l(b) above. If Transworld withdraws a "no extension" statement or a "no increase" statement in accordance with paragraph 1(d) above, any Omnicare shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter at the address and in the manner referred to in paragraph 3(a) above for a period of eight days after the date of posting of written notice to that effect by Transworld to the relevant Omnicare shareholder.

(c) Except as provided by this paragraph 3, acceptances and elections shall be irrevocable. In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Omnicare shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Transworld is produced with the notice) and telex or facsimile transmissions or copies will not be sufficient. No notice which appears to Transworld, its agents or advisers, to have been sent from the United States or Canada or by a North American person will be treated as valid.

4.     REVISED OFFER

(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or otherwise) and such revision represents on the date on which such revision is announced (on such basis as Henry Cooke reasonably may consider appropriate) an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the value of the consideration previously offered, the benefit of the revised Offer will (subject to this paragraph 4 and paragraph 6 below) be made available to Omnicare shareholders who have accepted the Offer in its original or any previously revised form(s) (hereinafter called "Previous Acceptor(s)"). The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided in this paragraph 4 and paragraph 6 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of any director of Transworld or Henry Cooke as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor.

(b) Although no such revision is envisaged, if any revised Offer provides for Omnicare shareholders who accept it to elect for (or accept) alternative forms of consideration, the acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided below, also constitute an appointment of any director of Transworld or Henry Cooke as his attorney and/or agent to make on his behalf elections for and/or to accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or election, such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(c) The deemed acceptances referred to in paragraphs 4(a) and (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall not be exercised if as a result thereof a Previous Acceptor would (on such basis as Henry Cooke may consider appropriate) receive less in cash than he would have received as a result of his acceptance of the Offer in the form in which it was originally accepted by him unless the Previous Acceptor has previously otherwise agreed in writing.

(d) The deemed acceptances referred to in paragraphs 4(a) and (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall be ineffective to the extent that a Previous Acceptor shall lodge with Exchange Registrars Limited, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraphs 4(a) and (b) above is made available to Omnicare shareholders (or such later date as Transworld may determine), a form in which he validly elects to receive the consideration receivable by him under that revised Offer in some other manner.

(e) The powers of attorney and authorities referred to in this paragraph 4 and any acceptance of a revised Offer and/or election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly and validly does so.

(f) Transworld reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or the issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or election pursuant thereto and such acceptance shall constitute an authority and request in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant Omnicare shareholders.

5.     GENERAL

(a) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled by or (if capable of waiver) waived by or (where appropriate) have been determined by Transworld to be or remain satisfied as at midnight on 15 July 1997 or within 21 days after the date on which the Offer becomes unconditional (whichever is the later) or such later date as Transworld may, with the consent of the Panel, decide, provided that Transworld shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of fulfilment. If the Offer lapses, for any reason, it shall cease to be capable of acceptance and Transworld, Henry Cooke and Omnicare shareholders shall thereupon cease to be bound by prior acceptances. If the Offer is referred to the Monopolies and Mergers Commission before 24 June 1997 or the date when the Offer becomes unconditional (whichever is the later) the Offer will lapse.

(b) No acknowledgement of receipt of any Form of Acceptance, share certificate(s) or other documents will be given. All communications, notices, certificates, documents of title, other documents and remittances to be delivered by or to or sent to or from Omnicare shareholders (or their designated agents) or as otherwise directed will be delivered by or to or sent to or from them (or their designated agents) at their risk.

(c) The expression "Offer Period" when used in this document means the period commencing on 24 April 1997, the date on which the board of Omnicare announced that it had received an approach which might lead to an offer for Omnicare, and ending on whichever of the following dates shall be the latest:-

       (i)     24 June 1997;

       (ii)    the date on which the Offer lapses; and

       (iii)   the date on which the Offer becomes unconditional.

(d) All references in this document and in the Form of Acceptance to 24 June 1997 shall (except in paragraph 5(c) above and where the context otherwise requires), if the expiry date of the Offer shall be extended, be deemed to refer to the expiry date of the Offer as so extended.

(e) Except with the consent of the Panel, settlement of the consideration to which any Omnicare shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Transworld may otherwise be, or claim to be, entitled as against such Omnicare shareholder. Cash consideration will be settled by way of cheques drawn on a UK clearing bank or by means of CREST by Transworld procuring the creation of an assured payment obligation in favour of the accepting Omnicare shareholder's payment bank in accordance with the CREST approved payment arrangements.

(f) Subject to paragraph 5(k) below, notwithstanding that no share certificate(s) and/or other documents of title is/are delivered in respect of it, a duly completed Form of Acceptance (i) executed as a deed by SEPON Limited and endorsed on behalf of the London Stock Exchange to the effect that the Omnicare Shares to which it refers are the whole or part of a holding registered in the name of SEPON Limited and/or are Omnicare Shares to which SEPON Limited is unconditionally entitled immediately to become the registered holder or (ii) executed by any other person(s) and endorsed on behalf of the London Stock Exchange Limited to the effect that such person(s) is/are unconditionally entitled immediately to become the registered holder(s) of the Omnicare Shares to which it refers and that one or more transfer(s) in favour of such person(s) in respect thereof is/are in the course of registration shall (if otherwise in order) be treated by Transworld and Henry Cooke as an acceptance valid in all respects on the date of its actual receipt provided that, on its presentation to the registrars of Omnicare, it is unconditionally accepted for registration.

(g) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document shall, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance.

(h) The Offer, the Form of Acceptance and all acceptances thereof and all elections thereunder or pursuant thereto and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law.

(i) Any accidental omission to despatch this document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made or should be made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(j) Subject to paragraph 5(k) below, Transworld and Henry Cooke reserve the right to treat acceptances of the Offer and/or elections pursuant thereto as valid if received by or on behalf of either of them at any place or places or in any manner determined by them otherwise than as stated herein or in the Form of Acceptance.

(k) Notwithstanding the right reserved by Transworld to treat (a) Form(s) of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant transfer to escrow, except with the consent of the Panel an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it. Except with the consent of the Panel, a purchase of Omnicare Shares by Transworld or its nominee(s) (or, if Transworld is required to make an offer or offers under the provisions of Rule 9 of the Code, by a person acting in concert with Transworld for the purpose of such offer(s) or its nominee(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

(l) Except with the consent of the Panel, the Offer will not become unconditional until Exchange Registrars Limited has issued a certificate to Transworld or Henry Cooke (or their respective agents) which states the number of Omnicare Shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the Code and the number of Omnicare Shares otherwise acquired (whether before or during the Offer Period) which meet the requirements of Note 5 on Rule 10 of the Code and, in each case, if applicable, Note 6 on Rule 10 of the Code. Copies of such certificate will be sent to the Panel and to the financial advisers of Omnicare as soon as possible after it is issued.

(m) All powers of attorney and authorities on the terms conferred by or referred to in this part B of appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of Omnicare shareholders concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of such power of attorney or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(n) The Offer extends to any Omnicare shareholders to whom this document, the Form of Acceptance and any related documents may not have been despatched or by whom such documents may not be received and such Omnicare shareholders may collect copies of those documents from Exchange Registrars Limited, 18 Park Place, Cardiff CF1 3PD. Transworld and Henry Cooke reserve the right to notify any matter, including the making of the Offer, to all or any Omnicare shareholders with a registered address outside the UK (or whom Transworld knows to be nominees, trustees or custodians for such persons) by announcement in the United Kingdom or paid advertisement in a daily newspaper published and circulated in the United Kingdom, in which event such notice shall be deemed to have been sufficiently given notwithstanding any failure by an Omnicare shareholder to receive such notice and all references in this document to notice, or the provision of information in writing, by Transworld, Henry Cooke and/or their respective agents and/or public relations consultants shall be construed accordingly.

(o) The Offer is made at 11.59 pm on 3 June 1997 and is capable of acceptance from and after that time. Form(s) of Acceptance are available for collection from Exchange Registrars, New Garden House, 78 Hatton Garden, London EC1N 8JA from that time. The Offer is being made by means of this document.

(p)    If the Offer does not become unconditional in all respects:

       (i) Forms of Acceptance, share certificate(s) and other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the United States, Canada or Australia is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada or Australia. No such documents will be sent to an address in the United States, Canada or Australia; and

       (ii) Exchange Registrars Limited will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give instructions to CRESTCo to transfer all Omnicare Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Omnicare shareholders concerned.

(q) If sufficient acceptances are received, Transworld intends to apply the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily any outstanding Omnicare Shares and to apply for cancellation of Omnicare's listing on the Alternative Investment Market of the London Stock Exchange.

6.     OMNICARE OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of such jurisdictions ("overseas shareholders") may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any overseas shareholder will be responsible for payment of any issue, transfer or other taxes or other requisite payments by whomsoever payable and Transworld, Henry Cooke and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or other requisite payments as Transworld, Henry Cooke and any person acting on their behalf may be required to pay.

(b) In particular, the Offer is not being made, directly or indirectly, in or into or by the use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada or Australia. This includes, but is not limited to, facsimile transmission, telex and telephone. Transworld will not (unless otherwise determined by Transworld in its sole discretion and save as provided for in paragraph 6(d) below) mail or deliver, or authorise the mailing or delivery of, this document, the Form of Acceptance or any related offering document in or into the United States, Canada or Australia, including to Omnicare shareholders with registered addresses in the United States, Canada or Australia or to persons whom Transworld knows to be trustees, nominees or custodians holding Omnicare Shares for such persons. Persons receiving such documents (including, without limitation, trustees, nominees or custodians) should not distribute or send them in or into the United States, Canada or Australia or use such mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any purported acceptance. Persons wishing to accept the Offer should not use such mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer or such election. Envelopes containing Form(s) of Acceptance should not be postmarked in the United States, Canada or Australia or otherwise despatched from the United States, Canada or Australia, and all acceptors must provide addresses outside the United States, Canada or Australia for the receipt of the remittance of cash, or for the return of Form(s) of Acceptance, certificate(s) for Omnicare Shares and/or other document(s) of title.

(c) As used in this document and in the Form of Acceptance, the "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, "US person" means (i) any individual who is a resident or citizen of the United States and (ii) a corporation, partnership or other entity created or organised in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of the source and "North American person" means a US person and any individual, corporation, partnership, trust or other entity resident in Canada or receiving the Offer in Canada, provided however that the terms "North American person" and "US person" shall not include a branch or agency of a United States bank or insurance company that is operating outside the United States for valid business reasons as a locally registered branch or agency engaged in the banking or insurance business and not solely for the purposes of investing in securities not registered under the Act.

(d) The provisions of this paragraph 6 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards (a) specific Omnicare shareholder(s) or on a general basis by Transworld in its absolute discretion. Subject as aforesaid the provisions of this paragraph 6 shall have precedence over any terms of the Offer which are inconsistent therewith.

7.     FORM OF ACCEPTANCE

Each Omnicare shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Transworld and Henry Cooke and their respective agents (so as to bind him, his personal representatives and his heirs, successors and assigns) that:-

(a) the execution of a Form of Acceptance shall constitute an acceptance of the Offer in respect of the number of Omnicare Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject to the rights of withdrawal set out in paragraph 3 above, each such acceptance shall be irrevocable;

(b) the Omnicare Shares in respect of which the Offer is accepted or deemed to be accepted are sold free from all liens, charges, encumbrances, equities, rights of pre-emption and any other third party rights of whatsoever nature and together with all rights now or hereafter attaching thereto, including the right to receive all dividends or other distributions declared, paid or made after 28 May 1997;

(c) unless "YES" is put in Box 5 of the Form of Acceptance, such Omnicare shareholder has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from the United States, Canada or Australia, has not utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, was outside the United States when the Form of Acceptance was delivered, and is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to Omnicare from outside the United States;

(d) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Omnicare shareholder not having validly withdrawn his acceptance, the irrevocable appointment of Transworld or Henry Cooke and/or any of their respective directors or agents as such shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent, to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Omnicare Shares referred to in paragraph 7(a) in favour of Transworld or such other person or persons as Transworld may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent, together with the share certificate(s) and/or other document(s) relating to Omnicare Shares, for registration within six months of the Offer becoming unconditional in all respects and to execute all such documents and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Transworld or its nominee(s) or as it may direct such Omnicare Shares;

(e) the execution of the Form of Acceptance constitutes the irrevocable appointment of Exchange Registrars Limited as such shareholder's attorney and/or agent and an irrevocable instruction to the attorney and/or agent
       (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Omnicare shareholder not having validly withdrawn his acceptance, to transfer to itself (or such other person or persons as Transworld or its agents may direct) by means of CREST all or any of the Relevant Omnicare Shares (but not exceeding the number of Omnicare Shares in respect of which the Offer is accepted or deemed to be accepted) and (ii), if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the lapsing of the Offer (or within such longer period as the Panel may permit not exceeding 14 days from the lapsing of the Offer) to transfer all Relevant Omnicare Shares to the original available balance of the accepting Omnicare shareholder. As used in this Part B of Appendix I "Relevant Omnicare Shares" means Omnicare Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 11(c) of the letter from Henry Cooke set out in this document and where the transfer(s) to escrow was or were made in respect of Omnicare Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Omnicare shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

       (i) to Omnicare or its agents, to procure the registration of the transfer of the Omnicare shares referred to in paragraph 7(a) pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Transworld or as it may direct;

       (ii) if the Omnicare Shares concerned are in certificated form, to Transworld or Henry Cooke or their agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a cheque for any cash to which an accepting Omnicare shareholder becomes entitled pursuant to his acceptance of the Offer (and at the risk of such person) to the person whose name and address (outside the United States, Canada or Australia) is set out above Box 1 of the Form of

              Acceptance or, if none is set out, to the person whose name and address (outside the United States, Canada or Australia) is set out in Box 3 of the Form of Acceptance or to the first-named holder at his registered address (outside the United States, Canada or Australia); and

       (iii) if the Omnicare Shares concerned are in uncertificated form, to Transworld or Henry Cooke or their agents, to procure the creation of an assured payment obligation in favour of the Omnicare shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that Transworld may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post;

(g) the execution of the Form of Acceptance constitutes a separate authority to any director of Transworld and to any director of Henry Cooke and/or their respective agents and the irrevocable appointment of any such director and/or agent as such shareholder's attorney and/or agent within the terms of paragraph 4 above;

(h) after the Offer becomes or is declared unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:-

       (i) Transworld shall be entitled to direct the exercise of any votes attaching to any Omnicare Shares in respect of which the Offer has been accepted or is deemed to have been accepted (and in respect of which such acceptance has not been validly withdrawn) and any other rights and privileges attaching to such Omnicare Shares, including the right to requisition a general meeting or separate class meeting of Omnicare, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

       (ii) the execution of the Form of Acceptance by an Omnicare shareholder constitutes, with regard to Omnicare Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

               (A) an authority to Omnicare and/or its agents from such Omnicare shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of Omnicare to Transworld at its registered office;

               (B) the irrevocable appointment of Transworld or any of its directors or agents to sign such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Omnicare Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Omnicare Shares appointing any person nominated by Transworld to attend general or separate class meetings of Omnicare or its members or any of them and to exercise the votes attaching to such Omnicare Shares on his behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

               (C) the agreement of such Omnicare shareholder not to exercise any of such rights without the consent of Transworld and the irrevocable undertaking of such shareholder not to appoint a proxy or representative for or to attend any such meetings;

       (i) he will deliver, or procure the delivery of, to Exchange Registrars Limited, 18 Park Place, Cardiff CF1 3PD his share certificate(s) and/or other document(s) of title in respect of Omnicare Shares referred to in sub-paragraph 7(a) above, or an indemnity acceptable to Transworld in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

       (j) he will take (or procure to be taken) the action set out in paragraph 11 of the letter from Henry Cooke set out in this document to transfer all of the Offeree shares referred to in sub-paragraph 7(a) above in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

       (k) if, for any reason, any Offeree shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 11(c) of the letter from Henry Cooke contained in this document are converted to certificated form, he will (without prejudice to paragraph 7(h)(ii)(A) of this Part B of Appendix I) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Offeree shares so converted to Exchange Registrars Limited, 18 Park Place, Cardiff CF1 3PD or to Transworld as its registered office or as Transworld or its agents may direct;

(l) the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payments arrangements referred to in paragraph (7)(f)(iii) above shall, to the extent of the obligation so created, discharge in full any obligation of Transworld to pay him the cash consideration to which he is entitled pursuant to the Offer;

(m) the terms and conditions of the Offer shall be deemed to be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(n) if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in Transworld or its nominees or such other persons as it may decide the Omnicare Shares as aforesaid;

(o) he agrees to ratify each and every act or thing which may be done or effected by Transworld or Henry Cooke or the Receiving Bank or by any of their directors or their respective agents or Omnicare or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities conferred by or referred to in this Part B of Appendix I and to indemnify each such person against any losses arising therefrom;

(p) the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Transworld or Henry Cooke to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction; and

(q) if any provision of this Part B of Appendix I shall be unenforceable or invalid or shall not operate so as to afford Transworld and Henry Cooke and/or any director of either of them or their agent the full benefit of the authorities and powers of attorney expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required or desirable to enable Transworld and Henry Cooke and/or any director of either of them or their agent to secure the full benefit of such authorities and powers of attorney.

On execution the Form of Acceptance shall take effect as a Deed.

References in this Part B of Appendix I to "Omnicare shareholder" shall include reference to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance, the provisions of this Part B of Appendix I shall apply to them jointly and to each of them. References to the masculine gender shall include the feminine.

         APPENDIX II FINANCIAL AND OTHER INFORMATION ON TRANSWORLD INC.


1. DIRECTORS OF TRANSWORLD INC.

The directors of Transworld Inc. are:

Timothy M Aitken    Chairman of the Board and Chief Executive Officer
Robert W Fine       President, Chief Operating Officer and Director
Lewis S Ranieri     Director
Scott A Shay        Director
Richard A Yoken     Director

2. PRINCIPAL AND REGISTERED OFFICE OF TRANSWORLD INC.

The principal and registered office of Transworld Inc. is at 75 Terminal Avenue, Clark, New Jersey 07066.

3. FINANCIAL STATEMENTS

(1) Consolidated profit and loss accounts

A summary of the consolidated profit and loss accounts of Transworld Inc. for the three years ended 31 October 1996, extracted from the published audited accounts of Transworld Inc., on which the audit opinion was unqualified, is set out below:

                                                                                     Year ended 31 October
                                                                             1994            1995            1996
                                                                            $'000           $'000           $'000
Revenues:
Net patient services                                                        $12,150        $18,870        $ 19,164
Net infusion services                                                        10,551          9,935           9,970
Net respiratory, medical equipment and supplies sales                        17,022         42,782          47,170
                                                                             ------         ------          ------
Total revenues                                                               39,723         71,587          76,304
                                                                             ------         ------          ------
Cost of revenues:
Patient services                                                              7,311          9,830          10,174
Infusion services                                                             4,830          6,102           6,025
Respiratory, medical equipment and supplies sales                             6,668         16,798          18,481
                                                                             ------         ------          ------
Total cost of revenues                                                       18,809         32,730          34,680
                                                                             ------         ------          ------
Gross profit                                                                 20,914         38,857          41,624

Selling, general and administrative expenses                                 15,968         29,774          33,552

Non-recurring charges                                                                        3,898
                                                                             ------         ------          ------
Operating income                                                              4,946          5,185           8,072
Interest expense, net                                                           809          3,699           4,352
                                                                             ------         ------          ------
Income before income taxes, extraordinary loss and
  cumulative effect of an accounting change                                   4,137          1,486           3,720
Provision for income taxes                                                    1,656            627           1,702
                                                                             ------         ------          ------
Income before extraordinary loss and cumulative
  effect of an accounting change                                              2,481            859           2,018
Extraordinary loss on early extinguishment of
  debt (net of income tax benefit of $879,000)                                                              (1,435)
Cumulative effect of change in method of accounting for income taxes            300
                                                                             ------         ------          ------
Net income                                                                   $ 2,781         $ 859           $ 583
                                                                             =======        ======          ======

                                                                                                   Year ended 31 October
                                                                                              1994          1995         1996
                                                                                           ---------     ---------    ---------
Primary income per share of common stock from:
  Income before extraordinary loss and cumulative effect of an
    accounting change                                                                      $    0.50     $    0.13    $    0.26
  Extraordinary loss on early extinguishment of debt                                                                      (0.18)
  Cumulative effect of change in method of accounting for income taxes                          0.06
                                                                                           ---------     ---------    ---------
Net income per share                                                                       $    0.56     $    0.13    $    0.08
                                                                                           =========     =========    =========
Fully diluted income per share of common stock from:
  Income before extraordinary loss and cumulative effect of an
     accounting change                                                                     $    0.47     $    0.13    $    0.26
  Extraordinary loss on early extinguishment of debt                                                                      (0.19)
  Cumulative effect of change in method of accounting for income taxes                          0.06
                                                                                           ---------     ---------    ---------
Net income per share                                                                       $    0.53     $    0.13    $    0.07
                                                                                           =========     =========    =========
                                                                                                '000          '000         '000
Weighted average number of common shares outstanding:
  Primary                                                                                      5,006         6,776        7,741
                                                                                           =========     =========    =========
  Fully diluted                                                                                5,205         6,832        7,833
                                                                                           =========     =========    =========

(2) CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

A summary of the consolidated statement of retained earnings of Transworld Inc. for the three years ended 31 October 1996 is set out below:

                                                            Additional
                                           Common Stock        Paid-in   Retained
                                        Shares      Amount     Capital   Earnings      Total
                                          '000      $'000       $'000     $'000        $'000
Balance at 31 October 1993               3,993     $    40     $10,304    $   682    $11,026
Net income                                                                  2,781      2,781
Issuance of common stock for:
  Acquisition of Radamerica, Inc.          250           3       4,997                 5,000
  Deposit on acquisition of VIP            146           1         749                   750
  Debt financing fees                      225           2       1,242                 1,244
  Exercise of stock options                 27                      66                    66
  Repurchase of warrants                                          (656)                 (656)
Issuance of stock options for debt
  financing                                                        160                   160
                                        ------     -------     -------    -------    -------
Balance at 31 October 1994               4,641          46      16,862      3,463     20,371
Net income                                                                    859        859
Issuance of common stock for:
  Exercise of warrants                     200           2       1,684                 1,686
  Exercise of stock options,
    including tax benefit                  219           3       1,167                 1,170
                                        ------     -------     -------    -------    -------
Balance at 31 October 1995               5,060          51      19,713      4,322     24,086
Net income                                                                    583        583
Issuance of common stock for:
  Private offering                       4,400          44      38,307                38,351
  Payment on acquisition payable           370           4       3,828                 3,832
  Exercise of stock options and
    warrants, including tax benefits       110                     373                   373
                                        ------     -------     -------    -------    -------
Balance at 31 October 1996               9,940     $    99     $62,221    $ 4,905    $67,225
                                        ======     =======     =======    =======    =======

(3) CONSOLIDATED BALANCE SHEET

The consolidated balance sheet of Transworld Inc. as at 31 October 1996 extracted from the published audited accounts of Transworld Inc. as at that date is set out below:

                                                                                                   As at
                                                                                         31 October 1996
                                                                                                   $'000
ASSETS
Current assets:
  Cash and temporary investments                                                                 $ 4,598
  Accounts receivable, less allowance for doubtful accounts of $5.47 million                      24,414
  Inventories                                                                                      1,829
  Deferred income taxes                                                                            2,902
  Prepaid income taxes                                                                               600
  Prepaid expenses and other current assets                                                        2,204
                                                                                                 -------
Total current assets                                                                              36,547

Property & equipment, net                                                                          3,934
Notes receivable, related parties                                                                    964
Intangible assets, net                                                                            44,496
Other assets                                                                                       4,786
                                                                                                 -------
Total assets                                                                                     $90,727
                                                                                                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
  Current portion of long-term debt, including obligations under capital leases                  $    21
  Accounts payable                                                                                 2,975
  Accrued expenses                                                                                 5,548
  Acquisitions payable                                                                             1,802
                                                                                                 -------
Total current liabilities                                                                         10,346

Long-term debt, including obligations under capital leases                                        12,505
Deferred income taxes and other                                                                      651
                                                                                                 -------
Total liabilities                                                                                 23,502
                                                                                                 -------
Commitments and contingencies:
Stockholders' equity
  Preferred stock, $.01 par value; authorised 2,000,000 shares, issued and outstanding _ none
  Common stock, $.01 par value; authorised 30,000,000 shares,
  issued and outstanding 9,940,000 shares                                                             99
Additional paid-in capital                                                                        62,221
Retained earnings                                                                                  4,905
                                                                                                 -------
Total stockholders' equity                                                                        67,225
                                                                                                 -------
Total liabilities and stockholders' equity                                                       $90,727
                                                                                                 =======

(4)CONSOLIDATED STATEMENT OF CASH FLOWS

A summary of the consolidated statement of cash flows of Transworld Inc. for the year ended 31 October 1996, extracted from the published audited accounts as at that date is set out below:

                                                                                   Year ended
                                                                              31 October 1996
                                                                                        $'000
Cash flows from operating activities:
Net income                                                                           $    583
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortisation                                                         3,671
  Provision for doubtful accounts                                                       6,394
  Deferred income taxes                                                                  (200)
  Extraordinary loss on early extinguishment of debt                                    2,314
Changes in assets and liabilities, excluding the effect of businesses acquired:
  Increase in accounts receivable                                                     (11,426)
  Increase in inventories                                                                 (92)
  Increase in prepaid expenses and other assets                                        (1,511)
  Decrease in accounts payable and other liabilities                                   (2,996)
                                                                                     --------
Net cash used in operating activities                                                  (3,263)
                                                                                     --------
Cash flows used in investing activities:
  Capital expenditures                                                                 (1,040)
  Acquisitions - net of cash acquired                                                  (1,785)
  Payment on acquisition payable                                                      (11,078)
                                                                                     --------
Net cash used in investing activities                                                 (13,903)
                                                                                     --------
Cash flows provided by financing activities:
  Proceeds from issuance of common stock                                               39,600
  Payment of costs associated with issuance of common stock                            (1,249)
  Payments on notes payable                                                           (10,013)
  Proceeds from notes payable                                                          10,000
  Payments on short-term debt                                                          (2,000)
  Proceeds from short-term debt                                                         1,000
  Payments on revolving loan                                                          (10,990)
  Borrowing under revolving loan                                                       18,482
  Payments on long-term debt                                                          (21,091)
  Proceeds from long-term debt                                                             18
  Payments for financing fees and issuance costs                                       (3,331)
  Stock options and warrants exercised, including tax benefit                             423
                                                                                     --------
Net cash provided by financing activities                                              20,849
                                                                                     --------
Increase in cash                                                                        3,683
Cash and temporary investments, beginning of period                                       915
                                                                                     --------
Cash and temporary investments, end of period                                        $  4,598
                                                                                     ========
Supplemental cash flow information:
  Cash paid for interest                                                             $  3,763
                                                                                     ========
  Cash paid for income taxes                                                         $  2,086
                                                                                     ========
Supplemental disclosure of non-cash investing and financing activities:
  Details of business acquired in purchase transactions:
    Fair value of assets acquired                                                    $  4,058
                                                                                     ========
    Liabilities assumed or incurred                                                  $  2,171
                                                                                     ========
    Cash paid for acquisitions (including related expenses)                          $  1,887
    Cash acquired                                                                         102
                                                                                     --------
    Net cash paid for acquisition                                                    $  1,785
                                                                                     ========

(5) SELECTED NOTES EXTRACTED FROM THE PUBLISHED AUDITED ACCOUNTS OF TRANSWORLD INC. AS OF 31 OCTOBER 1996 AND FOR THE THREE YEARS ENDED 31 OCTOBER 1996

(i)   Accounting Policies

      Principles of Consolidation

      The consolidated financial statements include the accounts of Transworld Inc. and its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

      Cash and temporary investments

      Cash and temporary investments include highly liquid short-term investments purchased with initial maturities of 90 days or less.

      Concentrations of credit risk

      Transworld Inc. grants credit without collateral to its patients, who are primarily insured under third-party agreements. Accounts receivable at 31 October 1996 are comprised of amounts due from Medicare/Medicaid (61 per cent.) and various other third party payors and self-pay patients (none of which comprise greater than ten per cent. of the balance).

      Inventories

      Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventories, which are primarily finished goods, include pharmaceuticals, ancillary medical supplies and certain medical equipment.

      Property and equipment

      Property equipment, including revenue producing equipment, are carried at cost and are being depreciated over their estimated useful lives of three to seven years, using primarily the straight-line method. Revenue producing equipment consists of home medical equipment (e.g. respiratory equipment, beds, wheelchairs). Leasehold improvements are amortised over the related lease terms or estimated useful lives, whichever is shorter.

      Revenue recognition

      Patient and infusion revenues are recognised when services are performed and are recorded net of estimated contractual adjustments based on agreements with third party payors, where applicable. Revenues from home medical equipment are recognised over the period the equipment is rented (typically on a month-to-month basis) and approximated $5.07 million, $4.19 million and $3.90 million in 1996, 1995 and 1994 respectively. Revenues from the sale of pharmaceuticals and supplies are recognised when products are delivered and are recorded at amounts expected to be paid by third party payors. Transworld Inc. receives a majority of its revenue from third party insurance companies and Medicare and Medicaid. The amount paid by third party payors is dependent upon the benefits included in the patient's policy or as allowable amounts set by third party payors. Certain revenues are subject to review by third party payors, and adjustments, if any, are recorded when determined. For the years ended 31 October 1996, 1995 and 1994, Transworld Inc.'s net revenues attributable to the Medicare and Medicaid programs were approximately 62 per cent., 59 per cent. and 52 per cent. respectively, of Transworld Inc.'s total revenues.

      Income taxes

      During fiscal 1994, Transworld Inc. implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No 109"). Under SFAS 109, deferred taxes are determined upon the cumulative differences between financial statement and income tax assets and liabilities, based on currently enacted tax rates. Deferred tax assets are recorded if future realisation is more likely than not. The cumulative effect of this accounting change increased the results of operations by $300,000 for the year ended 31 October 1994.

      Deferred taxes are provided primarily for bad debts, depreciation, amortisation of intangibles and acquisition liabilities, which are reported for Federal income tax purposes in different periods than for financial reporting purposes.

      Intangible assets

      Intangible assets primarily includes goodwill, which amounted to $43.95 million at 31 October 1996, and is being amortised on a straight-line basis over 40 years. Accumulated amortisation of goodwill at 31 October 1996 was $2.11 million. Also included in intangible assets at 31 October 1996 are covenants not to compete of $546,000, which are being amortised over periods ranging from two to three years. Accumulated amortisation of such covenants at 31 October 1996 was $1,276,000.

      Transworld Inc. selected the 40 year amortisation period based on the likely period of time over which the related economical benefit will be realised. Transworld Inc. believes the estimated goodwill life is reasonable given the continuing movement of patient care to non-institutional settings, expanding demand due to demographic trends, the emphasis of Transworld Inc. in establishing significant coverage in its local and regional markets, the consistent practice with other alternate site health care companies and other factors.

      At each balance sheet date, management assesses whether there has been a permanent impairment in the amount of goodwill.

      Deferred financing costs

      Costs incurred in obtaining long-term financing are amortised over the terms of the long-term financing agreements using the interest method. At 31 October 1996, other assets include $2,824,000 of deferred financing costs associated with the Credit Facility described in Note 5(iv), net of accumulated amortisation of $176,000.

      On 31 July 1996, $740,000 of unamortised costs associated with the Credit Agreement was written-off as an extraordinary charge for the early extinguishment of the Credit Agreement (Note 5(iv). Amortisation of deferred financing costs is included in interest expense in the Statements of Operations.

      Earnings per share

      Primary and fully diluted earnings per share are computed using the weighted average number of shares of common stock outstanding, after giving effect to contingently issuable shares under the acquisition agreements and dilutive stock options and warrants using the treasury stock method. Fully diluted earnings per share also reflect the incremental dilution related to stock options due to the use of the market price at the end of the period when it is higher than the average price for the period.

      The weighted average number of shares of common stock outstanding have been restated for the years ended 31 October 1995 and 1994 to give effect to market price guarantees under acquisition agreements. The only effect of this restatement was to increase previously reported primary earnings per share from income before cumulative effect of an accounting change and net income by $0.01 for the year ended 31 October 1994.

      The weighted average number of shares used in the primary and fully diluted earnings per share computation for the years ended 31 October 1996, 1995 and 1994 are as follows:

                                                                       Year ended 31 October
                                                                       1994     1995     1996
                                                                       '000     '000     '000
Weighted average number of shares used in primary calculation:
Weighted average number of shares outstanding                         4,159    4,937    6,622
Weighted average number of shares contingently issuable per
  acquisition agreements                                                463      607      321
Incremental shares, after application of treasury stock method, of
  stock options and warrants                                            384    1,232      798
                                                                      -----    -----    -----
Shares used in calculation of primary income per common share         5,006    6,776    7,741
                                                                      =====    =====    =====
Weighted average number of shares used in fully diluted calculation:
Weighted average number of shares outstanding                         4,159    4,937    6,622
Weighted average number of shares contingently issuable per
  acquisition agreements                                                463      607      321
Incremental shares, after application of treasury stock method, of
  stock options and warrants                                            583    1,288      890
                                                                      -----    -----    -----
Shares used in calculation of fully diluted income per common
  share                                                               5,205    6,832    7,833
                                                                      =====    =====    =====

(ii)  Pending acquisition

      On 30 June 1994, the Company entered into stock purchase agreements, as amended, to acquire all of the issued and outstanding capital stock of VIP Health Services, Inc. and Kwik Care, Ltd (the "VIP Companies") for $11 million, consisting of $10.25 million in cash and 146,000 shares of common stock (valued at $750,000 after taking into account restrictions on transfer). The Company placed in escrow $1,500,000 ($750,000 in cash and 146,000 shares of common stock) during July 1994 as a down payment on the acquisition of the VIP Companies (the "VIP Acquisition"), which amounts are included in "Other Assets". The cash portion of the contract deposit has, with the Company's consent, been loaned to the VIP Companies to be used for working capital purposes.

      The VIP Companies provide temporary nursing and related home health care services in the City of New York and surrounding areas through both a licensed and a Medicare certified agency. The consummation of the VIP Acquisition is subject to, among other things, various closing conditions, including receipt of necessary governmental approvals (including the submission and approval of a plan of financing), the approval of the lenders under the Credit Facility, the accuracy at closing of various representations and warranties and the compliance by the sellers with certain covenants and agreements contained in the stock purchase agreements. In July 1996, the Company announced that the consummation of the VIP Acquisition would not occur concurrently with the Second Closing (as defined in Note (v)) under the unit purchase agreement (as described in Note (v)), in that, among other things, the approvals and consents necessary to consummate the transactions had not been and could not be obtained at that time. The Company believes that the sellers are not in compliance with certain provisions contained in the stock purchase agreements concerning the VIP Companies and has notified the sellers of the VIP Companies regarding the same. The Company cannot predict when or whether all of the requisite consents and approvals will be obtained and the other closing conditions will be satisfied, and, regardless, when or whether the transaction will ultimately be consummated. For the years ended 31 December 1994 and 1995 and the nine months ended 30 September 1996 (unaudited), the VIP Companies generated approximately $33.0 million, $35.0 million and $21.9 million respectively, in revenues and proforma net income (loss) (after consideration of proforma provision for income taxes) of $850,000, $(978,000) and $334,000 respectively. The 1995 net loss includes a special one-time bonus of $3,000,000 (pre tax) to one of the VIP Companies' officers.

(iii) Property and equipment

      Major classes of property and equipment consist of the following:

                                                                      31 October
                                                                            1996
                                                                           $'000
Revenue producing equipment                                              $ 2,826
Furniture, fixtures and equipment                                          4,708
Leasehold improvements                                                     1,023
                                                                         -------
                                                                           8,557
Less, accumulated depreciation and amortisation                            4,623
                                                                         -------
                                                                         $ 3,934
                                                                         =======

      The net book value of revenue producing equipment was $1,232,000 at 31 October 1996.

(iv)  Debt

      On 5 August 1994, the Company entered into a credit agreement with an institutional lender, as Agent, and various banks (the "Credit Agreement"), which provided for a term loan of $18 million and revolving loans of up to $10 million. On 2 March 1995, such agreement was amended and provided for a total term loan of $23 million and revolving loans of up to $12 million.

      On 10 January 1996, the Company's Credit Agreement was amended to permit the issuance of equity units, to permit the issuance of the 20 per cent. Subordinated Notes described below, to allow the payment in cash of the remaining $5,973,000 RespiFlow, Inc./MK Diabetic Support Services, Inc. acquisition payable (plus interest from its due date of 15 August 1995), which was paid on 10 January 1996, and to amend and modify certain definitions and covenants in the Credit Agreement.

      On 10 January 1996, an institutional investor purchased from the Company $10 million of 20 per cent. subordinated notes (the "Subordinated Notes") due 10 October 1996. On 30 May 1996, the interest rate on the Subordinated Notes was reduced to 12 per cent. On 31 July 1996, the Subordinated Notes were repaid, with proceeds from the Second Closing (as defined in note 5(v) below).

      On 28 May 1996, the required lenders under the Credit Agreement consented to the use of the $5.4 million proceeds from the Initial Closing (as defined in note 5(v) below) to: (i) pay $1 million plus accrued interest for the remainder of the DermaQuest Surgical Supply, Inc. acquisition payable; (ii) pay interest accrued through the Initial Closing on the Subordinated Notes; and (iii) to use the remainder for general corporate and working capital purposes.

      On 31 July 1996, the Company completed a new $100 million senior secured revolving credit facility, underwritten by a commercial bank who is also acting as Agent Bank (the "Credit Facility"). This new facility replaced the Company's existing $35 million Credit Agreement. On 31 July 1996, the Credit Agreement was repaid out of proceeds from the Second Closing and borrowings under the Credit Facility. In connection with the repayment of the Credit Agreement, the Company recorded a non-cash, after-tax, extraordinary charge of $1.4 million (net of tax benefit of $879,000) in the financial year ending 31 October 1996, relating to the write-off of the deferred financing costs and discount associated with the Credit Agreement.

      Pursuant to the Credit Facility and subject to the terms thereof, up to $85 million of the total facility may be used by the Company for the acquisition of other alternate site health care providers with the balance of the Credit Facility not used for acquisitions to be used for working capital. The loans under the Credit Facility are collateralised by, among other things, a lien on substantially all of the Company's and its subsidiaries' assets, a pledge of the Company's ownership interest in its subsidiaries and guarantees by the Company's subsidiaries. The loans mature on 31 July 2001 with reductions in availability commencing 31 July 1998 through final maturity.

      The Credit Facility provides that subject to the terms thereof, the Company may make borrowings either at the Base Rate (as defined in the Credit Facility), plus 1 per cent. or the Eurodollar Rate (5.375 per cent. at 31 October 1996), plus 2 per cent. As of 31 October 1996, the Company had $12.5 million outstanding under the Credit Facility and availability under the Credit Facility was $87.5 million.

      Subject to certain exceptions, the Credit Facility prohibits or restricts, among other things, the incurrence of liens, the incurrence of indebtedness, certain fundamental corporate changes, dividends, the making of specified investments and certain transactions with affiliates. In addition, the Credit Facility contains affirmative and negative financial covenants customarily found in agreements of this kind including the maintenance of certain financial ratios, such as interest coverage, debt to earnings before interest, taxes, depreciation and amortisation ("EBITDA") and minimum EBITDA. On 31 October 1996, the Company was in compliance with all financial covenants contained in the Credit Facility.

      As of 31 October 1995, $1 million the amounts outstanding under the revolving loans were classified as short-term debt. Such amount was repaid in November 1995.

      Long term debt, net of unamortised discount, consists of the following:

                                                                      31 October
                                                                            1996
                                                                           $'000

      Credit Facility, due 31 July 2001, with monthly
        interest at Eurodollar Rate (5.375 per cent. at
        31 October 1996), plus 2 per cent. collateralised
        by a lien on all Company assets                                  $12,492



      Equipment leases with monthly principal plus interest
        ranging from 7.25 per cent. to 12.5 per cent. through
        1998, collateralised by related equipment                             34
                                                                         -------
                                                                          12,526
Less, current maturities                                                      21
                                                                         -------
                                                                         $12,505
                                                                         =======

Annual maturities of long-term debt for each of the next five years are:

Year ending 31 October                                                     $'000
1997                                                                     $    21
1998                                                                          13
2001                                                                      12,492
                                                                         -------
                                                                         $12,526
                                                                         =======

(v)   Unit Purchase Agreement

      On 20 November 1995, the Company entered into a unit purchase agreement, as amended, with an institutional investor under which the Company sold an aggregate of 4.4 million units at a purchase price of $9.00 per unit (for an aggregate purchase price of $39.6 million) to the institutional investor in two separate closings, subsequent to receipt of necessary shareholder and governmental approval. Each unit is comprised of one share of the Company's restricted common stock and a 0.6818 non-callable five year stock purchase warrant with each whole warrant entitling the holder to purchase an additional share of the Company's common stock at $12.45 per share (the "Warrants").

      The initial closing (the "Initial Closing") was completed on 30 May 1996 following the receipt of shareholder approval (which was obtained at the Company's annual meeting of shareholders on 16 April 1996), at which time the Company sold 600,000 units or 9.8 per cent. of the issued and outstanding shares of the Company, after giving effect to the sale, at a purchase price of $9.00 per unit for an aggregate purchase price of $5.4 million. The second closing (the "Second Closing"), which was subject to receipt of New York State Department of Health approval of the transaction (which was received in June 1996) was completed on 31 July 1996. At the Second Closing, the Company sold an additional 3.8 million units for an aggregate purchase price of $34.2 million. Gross proceeds of $39.6 million were reduced by $1.2 million of offering costs.

(vi)  Non-recurring Charges

      During the fourth quarter of 1995, the Company recorded non-recurring charges totalling $3,898,000 related to the write-off of expenses related to an abandoned public offering ($2,808,000), write-off of expenses related to abandoned acquisition ($605,000) and expenses related to the consolidation of certain of the Company's facilities ($485,000).

      The decision to abandon the proposed public offering was made during the fourth quarter following management's assessment of the ability to complete the financing. Financing was subsequently arranged through an institutional investor. The non-recurring charge of $2,808,000 is primarily made up of legal, accounting, underwriting, printing, and "roadshow" expenses.

(vii) Related Party Transactions

      Notes receivable from related parties and stockholders consisted of the following:

                                                                      31 October
                                                                            1996
                                                                           $'000
Notes due from officers and employees                                     $  200
Notes due from related parties                                               964
                                                                          ------
                                                                           1,164
Less current maturities, (included in prepaid expenses
and other current assets on the balance sheet)                               200
                                                                          ------
                                                                          $  964
                                                                          ======

      Interest on the notes due from officers and employees are at rates ranging from prime (8.25 per cent. at 31 October 1996) to prime plus 1 per cent. and are due 30 April 1997.

      The Company loaned an aggregate of $1,100,000 to two of the four sellers of Radamerica. Interest on these notes is at prime (8.25 per cent. at 31 October 1996) plus 0.75 per cent. As of 31 October 1996, $136,000 of the loans have been repaid.

      Interest expense-related parties, net was $3,000, for the year ended 31 October 1996.

(viii) Income taxes

       During fiscal 1994, the Company changed its method of accounting for income taxes in accordance with SFAS No. 109. The provision (benefit) for income taxes from continuing operations before the extraordinary loss is summarised as follows:

                                                   Year ended 31 October
                                             1994           1995           1996
                                            $'000          $'000          $'000
Current:
  Federal                                 $ 1,625        $ 1,944        $ 1,637
  State                                       317            549            265
Deferred:
  Federal                                    (127)        (1,465)          (215)
  State                                      (159)          (401)            15
                                          -------        -------        -------
Provision for income taxes                $ 1,656        $   627        $ 1,702
                                          =======        =======        =======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recorded for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of 31 October 1996 are as follows:

                                                                     31 October
Deferred tax assets:                                                       1996
Current:                                                                  $'000
  Provision for doubtful accounts                                       $ 2,172
  Inventory capitalisation                                                    9
  Accrued expenses                                                          677
  Other, net                                                                 44
                                                                        -------
Current deferred tax assets                                               2,902
                                                                        =======
Non-current:
  State net operating losses                                                151
  Other, net                                                                 57
  Valuation allowance                                                      (130)
                                                                        -------
Non-current deferred tax assets, included in other assets                    78
                                                                        -------
Deferred tax liabilities:
Non-current:
  Depreciation and amortisation                                             490
  Other, net                                                                 65
                                                                        -------
  Deferred tax liabilities                                                  555
                                                                        -------
  Net deferred tax assets                                               $ 2,425
                                                                        =======

      As of 31 October 1996, the Company has state net operating tax losses of $1,626,000 which, if unused, will expire in the years 1998 through 2011.

      Reconciliations of the differences between income taxes on income from continuing operations computed at Federal statutory tax rates and consolidated provisions for income taxes are as follows:

                                                                       Year ended 31 October
                                                                     1994       1995         1996
                                                                    $'000      $'000        $'000

Income taxes computed as Federal statutory tax rate               $ 1,406      $ 505      $ 1,265
State income taxes, net of Federal benefits                           105       (187)         350
Non-deductible expenses, primarily amortisation on intangible
  assets                                                              271         41          266
Valuation allowance, state taxes                                     (170)       232         (155)
Other, net                                                             44         36          (24)
                                                                  -------      -----      -------
Provision for income taxes                                        $ 1,656      $ 627      $ 1,702
                                                                  =======      =====      =======

(ix)  Stock Option Plan and Warrants

      The Company has a nonqualified stock option plan ("1987 Plan") and a stock option plan which provides for either incentive stock options or nonqualified stock options ("1992 Plan"). The 1992 Plan gives eligible employees, officers, directors and non-employee independent contractors options to purchase up to 1,500,000 shares of stock, of which options to purchase 725,000 shares of stock were outstanding as of 31 October 1996. Under the 1987 Plan, options covering 24,000 shares have been granted and are outstanding and no additional options may be granted. Options under the 1992 Plan may be granted by the Compensation Committee of the Board of Directors which determines the exercise price, vesting provisions and term of such grants. The vesting provisions provide for the exercise price, vesting provisions and term of such grants. The vesting provisions provide for vesting of options over a period of between two and three years. Following is a summary of transactions under both plans during the years ended 31 October 1994, 1995 and 1996.

                                                                          Stock
                                                                        Options
                                                                           '000

Outstanding - 31 October 1993 at $1.25 to $3.18 per share                   465
Granted during 1994 ($4.38 to $8.88 per share)                              380
Exercised during 1994 ($1.25 to $3.18 per share)                            (27)
Cancelled during 1994 ($2.78 to $4.38 per share)                            (59)
                                                                        -------
Outstanding - 31 October 1994 at $1.25 to $8.88 per share                   759
Granted during 1995 ($7.88 per share)                                       260
Exercised during 1995 ($1.25 to $5.50 per share)                           (148)
Cancelled during 1995 ($3.18 to $8.88 per share)                            (19)
                                                                        -------
Outstanding - 31 October 1995 at $1.25 to $8.75 per share                   852
Granted during 1996 ($8.88 to $10.00 per share)                              70
Exercised during 1996 ($1.25 to $7.88 per share)                           (159)
Cancelled during 1996 ($3.18 to $8.75 per share)                            (14)
                                                                        -------
Outstanding - 31 October 1996 $1.25 to $10.00 per share                     749
                                                                        =======
Available for future grants                                                 517
                                                                        =======

      Of the 759,000 options outstanding as of 31 October 1994, 499,000 were exercisable as of that date.

      Of the 852,000 options outstanding as of 31 October 1995, 471,000 were exercisable as of that date.

      As of 31 October 1996, 583,000 of the 749,000 options outstanding were exercisable.

      In connection with the initial public offering, the Company issued warrants to purchase 1,600,000 common shares. The warrants are exercisable at $6.50 per share and expire on 6 December 1997. During 1994, the Company repurchased 500,000 of the public warrants, 250,000 for $1.25 per warrant and 250,000 at $1.3125 per warrant in open market purchases.

(x)   Commitments and Contingencies

      The Company has employment agreements with certain of its executive officers and management personnel which provide for minimum aggregate annual compensation of $1,175,000 in fiscal 1997. The contracts expire between August 1997 and January 1999 and contain customary termination and non-compete provisions. Certain of the contracts, which amount to $770,000 of 1997 minimum aggregate compensation, contain change in control provisions that would entitle each of the individuals up to 2.9 times of their salary then in effect, except for one individual who is entitled to
      2.0 times his salary, plus any unpaid bonus and unreimbursed expense upon a change of control of the Company (as defined) or significant change in the responsibilities of such person.

      In fiscal 1996, the Company paid $350,000 to its former Chairman of the Board and Chief Executive Officer ("Chairman") in connection with his resignation. The Company also entered into a consulting agreement with its former Chairman which provides for annual compensation of $150,000 less the amount by which certain amounts paid to or on his behalf exceed $60,000.

      Beginning in fiscal 1995, the Company had adopted a performance based bonus plan for the Company's executive officers and certain other employees. Under this plan, amounts granted may be up to 50 per cent. of their base salaries at the sole discretion of the Compensation Committee. Bonuses may be paid in whole or in part, in cash or shares of common stock.

      From 1 November 1994 to 1 March 1999, RespiFlow/MK Diabetic and DermaQuest will be managed by E/L Associates, an affiliate of certain of the selling shareholders of those entities. Pursuant to a management agreement, E/L Associates will receive an annual management fee of $450,000 per year until 1 March 1999 and is eligible to receive an incentive fee during each year of the term of the agreement with respect to RespiFlow/MK Diabetic and DermaQuest as follows: (i) a fee equal to 25 per cent. of the annual pre-tax earnings of RespiFlow/MK Diabetic in excess of $3,600,000 ($654,000 in 1995) and (ii) a fee equal to 25 per cent. of the annual pre-tax earnings of DermaQuest in excess of $2,400,000 (in each case, as defined). The Company has guaranteed the obligations of RespiFlow/MK Diabetic and DermaQuest under this management agreement.

      Effective 1 November 1995, the management agreement with E/L Associates was amended to change the base compensation under the agreement to $240,000, $390,000, $490,000 and $490.,000 in fiscal 1996 through 1999, respectively, and to change the incentive compensation formula to 7 per cent. of pre-tax income (as defined), payable based on achieving minimum pre-tax earnings (as defined) of $3,800,000 at RespiFlow/MK Diabetic and $3,000,000 at DermaQuest.

      The Company has entered into various operating lease agreements for office space and equipment. Certain of these leases provide for renewal options extending to the year 2006.

      Future minimum non-cancellable lease payments at 31 October 1996 are as follows:

                                                                           $'000

1997                                                                      $1,280
1998                                                                       1,214
1999                                                                       1,100
2000                                                                         588
2001                                                                         417
Thereafter                                                                   404
                                                                          ------
                                                                          $5,003
                                                                          ======

      Total rental expense for the year ended 31 October 1996, 1995 and 1994 amounted to $1,645,000, $1,563,000 and $753,000, respectively.

      On 2 November 1994, an action was filed in the Supreme Court of the State of New York, County of Westchester against the Company, alleging that one of its drivers negligently caused the death of plaintiff's husband while operating his motor vehicle during a delivery for the Company. The plaintiffs are seeking $12,580,000 in damages for wrongful death, pain and suffering, loss of consortium and related claims. The Company has tendered defence of this action to its insurance consortium and related claims. The Company has tendered defence of this action to its insurance carrier and management of the Company and counsel to the insurance carrier intend to vigorously defend this lawsuit. As the case is in a preliminary stage, the Company is not able to estimate any potential exposure or range of exposure and has not recorded any amounts in its financial statements. It is reasonably possible that irrespective of insurance coverage, the ultimate outcome of this action may be materially unfavourable to the Company's consolidated results of operations, financial position or cash flows. However, the Company believes that the ultimate liability, if any, will be within the policy limits of its insurance policies, and will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

      The Company is also involved in various other legal proceedings and claims incidental to its normal business activities. The Company is vigorously defending its position in all such proceedings. Management and its legal counsel believe these matters should not have a material adverse impact on the financial condition, cash flows, or results of operations.

(xi)  Subsequent event

      On 13 November 1996, the Company entered into a number of agreements including a stock purchase agreement (the "Stock Purchase Agreement") and a merger agreement (the "Merger Agreement") to acquire 100 per cent. of the issued and outstanding stock and senior secured indebtedness of Health Management, Inc. ("HMI") in a series of transactions. HMI is a Buffalo Grove, Illinois based provider of integrated pharmacy management services to patients with chronic medical conditions and to healthcare professionals, drug manufacturers and third-party payors involved in such patients' care. For the year ended 30 April 1996 and the six months ended 31 October 1996 (unaudited), HMI reported $158.86 million and $40.52 million of net sales, respectively and net loss of $10.93 million and net profit of $432,000 respectively. Included in the amounts reported above in the year ended 30 April 1996 net loss are charges of $16.84 million related to (i) a write-off of medical device inventory ($2.84 million); (ii) an additional provision reflecting a change in the estimation of the allowance for doubtful accounts ($8.4 million); (iii) costs associated with organisational consolidation and other cost reduction programs ($3.6 million); and (iv) professional fees related to HMI's litigation and restatement of fiscal 1995 financial statements ($2 million).

      The acquisition of 49 per cent. of the outstanding shares of HMI common stock will be accounted for by the Company as a purchase and recorded under the equity method of accounting until such time as the Company gains control of HMI (greater than 50 per cent. ownership of the outstanding common stock of HMI), at which point HMI will be consolidated with the Company.

      Also on 13 November 1996, the Company acquired HMI's senior secured indebtedness under the credit agreement between HMI and its senior lenders (the "HMI Credit Agreement") for $21.26 million directly from such lenders. The Company also agreed to lend HMI up to $5 million for working capital purposes and to forbear from exercising any remedies under the HMI Credit Agreement until 31 January 1997.

      On 13 January 1997, the Company agreed to changes to its Credit Facility with its senior lenders in order to accommodate the purchase of the senior secured indebtedness of HMI and the 8,964,000 shares of HMI common stock purchased by the Company pursuant to the Stock Purchase Agreement. The principal changes included temporary adjustments to certain financial covenants until 30 April 1997, by which time the Company believes it will have either consummated the acquisition pursuant to the Merger Agreement and/or have obtained additional capital, such that it will be in compliance with the terms of the Credit Facility. The Company also agreed that, until the acquisition of HMI has been consummated, any additional acquisitions would be subject to the specific approval of its senior lenders.

      On 14 January 1997, the Stock Purchase Agreement was completed, pursuant to which the Company acquired 8,964,000 newly issued shares of HMI's common stock, representing approximately 49 per cent. of HMI's outstanding common stock for $1 per share or $8,964,000. The Company also entered into a registration rights agreement providing for the registration of the aforementioned shares, which commences on the earlier of 30 June 1997 or the date on which the Merger Agreement, described below, is terminated. The Company also received an option to purchase newly issued shares up to an additional 2 per cent. of HMI's then outstanding common stock for $1 per share, which expires on 14 January 1998. Also as of 14 January 1997, the Company had advanced $4,649,000 to HMI for working capital purposes.

      The Merger Agreement, as amended on 13 January 1997, provides for the acquisition by the Company of the remaining issued and outstanding common shares of HMI, not previously owned by the Company for $1.50 per share. Consummation of the Merger Agreement is subject to various closing conditions, including receipt of the financing by the Company necessary to complete the merger, approval of the lenders under the Credit Facility, receipt of certain regulatory approvals and approval of HMI's shareholders.

      The aggregate cost of the acquisition is estimated to be $60 million and the aggregate amount of capital required to complete the remaining portion of the acquisition is approximately $30 million, of which the Company expects a substantial portion will be provided through borrowings under the Credit Facility. On 8 January 1997, HPII agreed to purchase an additional 899,000 shares of the Company's Common Stock at a purchase price of $11.125 per share for an aggregate purchase price of $10 million (subject to, among other things, receipt of applicable regulatory approvals) and it is anticipated that these funds may be used to complete the HMI transaction. The Company anticipates completing this acquisition at the end of the Company's second fiscal quarter of 1997.

      HPII has purchased certain of HMI's trade payables aggregating approximately $18 million at various discounts. Provided that the HMI Merger Agreement is consummated, HPII has agreed to extend a 10 per cent. discount of the outstanding face amount of such payables to the Company.

(xii) Acquisitions

      During the years ended 31 October 1994, 1995 and 1996, Transworld Inc. completed the following acquisitions:

Company                                        Date of
                                               Acquisition       Nature of Business

RespiFlow, Inc.                                April 1994        Specialised mail-order
                                                                 pharmacy
MK Diabetic Support Services, Inc.             April 1994        Mail-order diabetic supplies
Radamerica, Inc.                               August 1994       Radiation therapy
DermaQuest Inc.                                November 1994     Mail-order medical supplies
Delaware Valley Lung Center, P.A.              January 1995      Pulmonary therapy
Precision Health Care, Inc.                    March 1995        Mail-order orthotic
                                                                 products
Health Meds, Inc.                              October 1996      Respiratory mail-order
                                                                 pharmacy
U.S. HomeCare Infusion Therapy Services        October 1996      Infusion therapy
Corporation of New Jersey


4.    FIRST QUARTER RESULTS

Set out below are extracts from the text of the unaudited statements of first quarter results for Transworld Inc. for the three months ended 31 January 1997 and 1996.

                                                                  Three months ended
                                                                      31 January
                                                                    1997          1996
                                                                   $'000         $'000
                                                                (except for per share
                                                                       amounts)
Revenues:
Net respiratory, medical equipment and supplies sales           $ 12,228      $ 12,434
Net patient services                                               4,765         4,814
Net infusion services                                              3,304         2,396
                                                                --------      --------
Total revenues                                                    20,297        19,644
                                                                --------      --------
Cost of revenues:
Respiratory, medical equipment and supplies sales                  5,013         4,964
Patient services                                                   2,471         2,504
Infusion services                                                  2,005         1,476
                                                                --------      --------
Total cost of revenues                                             9,489         8,944
                                                                --------      --------
Gross profit                                                      10,808        10,700
Selling, general and administrative expenses                       8,486         8,151
                                                                --------      --------
Operating income                                                   2,322         2,549
Interest income                                                     (682)          (17)
Interest expense                                                     998         1,151
                                                                --------      --------
Income before income taxes                                         2,006         1,415
Provision for income taxes                                           883           594
                                                                --------      --------
Net income                                                      $  1,123      $    821
                                                                ========      ========
Net income per share of common stock                            $   0.10      $   0.13
                                                                ========      ========
Weighted average number of common shares outstanding ('000)       11,083         6,871
                                                                ========      ========

                                                                   31 January   31 October
                                                                         1997         1996
                                                                        $'000        $'000
ASSETS
CURRENT assets:
  Cash and temporary investments                                     $  2,249      $ 4,598
  Accounts receivable, less allowance for doubtful
    accounts of $6.23 million and $5.47 million                        27,580       24,414
  Inventories                                                           2,104        1,829
  Prepaid income taxes                                                      -          600
  Prepaid expenses and other current assets                             5,405        5,106
                                                                     --------      -------
Total current assets                                                   37,338       36,547
Property and equipment, net                                             4,076        3,934
Advances to and investment in Health Management, Inc.                  30,227            -
Intangible assets, net of accumulated amortisation
  of $3.80 million and $3.39 million                                   44,079       44,496
Other assets                                                            6,470        5,750
                                                                     --------      -------
                                                                     $122,190      $90,727
                                                                     ========      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses and other current liabilities   $  9,252      $ 8,544
  Acquisitions payable                                                    125        1,802
                                                                     --------      -------
Total current liabilities                                               9,377       10,346
Long-term debt, including obligations under capital leases             43,878       12,505
Deferred income taxes and other                                           651          651
                                                                     --------      -------
Total liabilities                                                      53,906       23,502
                                                                     --------      -------
Commitments and contingencies
Stockholders' equity
  Preferred stock, $0.01 par value; authorised 2,000,000 shares, issued and outstanding - none
  Common stock, $0.01 par value; authorised 30,000,000 shares,
    issued and outstanding 10,017,000 and 9,940,000 shares                100           99
Additional paid - in capital                                           62,156       62,221
Retained earnings                                                       6,028        4,905
                                                                     --------      -------
                                                                       68,284       67,225
                                                                     --------      -------
Total stockholders' equity                                           $122,190      $90,727
                                                                     ========      =======

5.    OWNERSHIP

Transworld Inc.'s principal shareholders are Hyperion Partners II L.P. ("HPLP"), and Hyperion TW Fund L.P. (collectively "the Funds"). The ultimate general partner of the Funds is Hyperion Funding II Corp. ("Funding"). The Funds hold, in aggregate, 9,415,333 shares of common stock representing 62.3 per cent. of the issued share capital of Transworld Inc. HPLP has conditionally agreed to subscribe for an additional 1,234,176 shares and hold warrants to subscribe for 3,000,000 shares. The Funds are US organised private investment limited partnerships, whose limited partners consist of various institutional and private investors. Funding is wholly owned by Lewis S Ranieri and Scott A Shay who are the directors of Funding.

Lewis S Ranieri, aged 50, was vice chairman of Salomon Brothers Inc. ("Salomon") where he helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's leading position in the mortgage-backed securities market. Mr Ranieri is a founder and director of HPLP. Mr Ranieri is also chairman and chief executive officer of Ranieri & Co., Inc., a registered broker dealer.

Scott A Shay, aged 39, was a director of Salomon where he was responsible at various times for the thrift mergers and acquisitions practice and for mortgage banking financing and mergers and acquisitions. Mr Shay is a founder and director of HPLP. Mr Shay is also managing director of Ranieri & Co., Inc.

HPLP is a fund of $251.5 million of equity call capital and has invested:

- $16.5 million in Capital Lease Funding, L.P. which finances properties leased to investment grade tenants;

- $24 million in Cardholder Management Services, L.P. which provides credit card services to credit card issuing banks and credit unions; and

-     $50 million of the issued common stock of Transworld Inc.

In addition, HPLP is committed to backing a team of real estate development professionals, who will act as developer of residential communities in well-located small towns. HPLP intends to invest up to $15 million in the early stages of these development activities.

Hyperion TW Fund L.P. is a fund of $40.65 million organised solely for the purpose of investing in Transworld Inc.

6.    Pending acquisition

Transworld Inc. has pending and uncompleted the acquisition of VIP Health Services, Inc. and Kwik Care, Ltd, nursing and home-help services providers in the New York metropolitan area. In the year ended 31 December 1996, these two companies reported aggregate turnover of some $29 million (1995: $35 million) and reported aggregate proforma net income after tax of $349,000 (1995: loss $978,000). The outstanding consideration payable by Transworld Inc., should the acquisition be completed, amounts to $8.0 million.

7.    Material changes

In January 1997, Transworld Inc. acquired a 49 per cent. interest in Health Management, Inc. ("HMI") for $8,964,292 payable in cash, and has entered into a conditional agreement providing for the acquisition of the remainder of HMI for $2.8 million payable in cash, subject to the satisfaction of the conditions contained therein. Completion of this acquisition is expected by July 1997. In addition, Transworld Inc. has entered into agreements to purchase certain debts of HMI as set out in paragraph 6(a) of Appendix V of this document. HMI provides integrated pharmaceutical management services to patients with chronic medical conditions. For the year ended 30 April 1996 and the nine months ended 31 January 1997 (unaudited) respectively, HMI reported net sales of $159 million and $120 million and net losses of $10.9 million and $31.3 million.

On 21 April 1997, Hyperion Partners II L.P. and its affiliate, Hyperion TW Fund L.P., invested $50.7 million of equity capital in Transworld Inc. and on 26 March 1997 Hyperion Partners II L.P. conditionally subscribed for an additional $12.2 million of such equity. Following these transactions, there are 15,120,402 shares of common stock of Transworld Inc. in issue, a further 1,234,176 such shares have been conditionally subscribed for and warrants and options are outstanding to subscribe for 5,453,486 such shares.

Save as disclosed in this Appendix II, there have been no material changes in the financial or trading position of Transworld Inc. since 31 October 1996, the date to which the last published audited accounts were made up.

           APPENDIX III FINANCIAL AND OTHER INFORMATION ON TRANSWORLD



1.  INCORPORATION AND REGISTERED OFFICE

Transworld was incorporated in England and Wales on 14 May 1997 under the Companies Act 1985 as a private limited company. The registered office of Transworld is at 5 Appold Street, London EC2A 2HA.

2.  DIRECTORS

The directors of Transworld are Robert W Fine and Wayne A Palladino.

3.  SHARE CAPITAL

The authorised share capital of Transworld is Pound Sterling 2,500,000 divided into 2,500,000 ordinary shares of Pound Sterling 1 each, 175,300 of which are issued and credited as fully paid up. All the shares are beneficially owned by Transworld Inc.

4.  FINANCIAL STATEMENTS

Transworld has not published any accounts since its incorporation.

5.  MATERIAL CHANGES

Transworld purchased 1,765,000 Omnicare Shares on 28 May 1997 pursuant to a sale and purchase agreement entered into between Transworld and Hyperion Partners II L.P. for an aggregate consideration of $2.86 million.

On 28 May 1997, Transworld entered into the subscription agreement described in paragraph 6(a)(vii) of Appendix V. Save as set out in this paragraph 5 Transworld has not traded since its incorporation.

            APPENDIX IV FINANCIAL AND OTHER INFORMATION ON OMNICARE

1.   FINANCIAL STATEMENTS

(1)  CONSOLIDATED PROFIT AND LOSS ACCOUNTS

A summary of the consolidated profit and loss accounts of Omnicare for the three financial years ended 31 December 1996, extracted from Omnicare's published audited accounts, are set out below:

                                                                       Years ended 31 December
                                                   1994           1995           1996           1996           1996
                                                                                          Continuing
                                  Notes                                   Acquisition     operations          Total

                                         Pound Sterling Pound Sterling Pound Sterling Pound Sterling Pound Sterling
                                                   '000           '000           '000           '000           '000
Turnover                                          1,667          1,772          5,484          1,898          7,382
Cost of sales                                      (577)          (569)        (3,907)          (696)        (4,603)
                                             ----------     ----------    -----------     ----------     ----------
Gross profit                                      1,090          1,203          1,577          1,202          2,779
Operating costs                                    (573)          (599)          (968)          (703)        (1,671)
                                             ----------     ----------    -----------     ----------     ----------
OPERATING PROFIT
BEFORE MANAGEMENT
CHARGES                             (iv)            517            604            609            499          1,108
Non-recurring                                                             -----------     ----------
management charges                                  (89)             _                                            _
                                             ----------     ----------                                    ---------
Operating profit                                    428            604                                        1,108
Interest payable                     (v)             (8)            (1)                                          (3)
Interest receivable                                   _              9                                           23
                                             ----------     ----------                                   ----------
PROFIT ON ORDINARY
ACTIVITIES
BEFORE TAXATION                                     420            612                                        1,128
Taxation                            (vi)            (85)          (188)                                        (380)
                                             ----------     ----------                                   ----------
Profit for the period                               335            424                                          748
Dividends                                             _            (34)                                        (192)
                                             ----------     ----------                                   ----------
Retained profit after
taxation for the year
transferred to reserves                             335            390                                          556
                                             ==========     ==========                                   ==========
Earnings per ordinary
share (pence)                    (viii)             5.4p           6.6p                                         8.0p
Earnings per ordinary
share adjusted for
non-recurring
management charges
(pence)                                             6.4p           6.6p                                         8.0p
Dividends per
ordinary share (pence)            (vii)               _            0.5p                                       1.625p
                                             ==========     ==========                                   ==========

All figures in the profit and loss accounts relate to continuing operations.

There are no recognised gains and losses other than those included in the profits as stated above and accordingly no separate statement of total recognised gains and losses has been prepared.

(2)  STATEMENT OF MOVEMENT ON RESERVES

                                                                       Share       Profit and
                                    Goodwill           Other         premium             loss
                                    reserves        reserves         account          account          Total
                              Pound Sterling  Pound Sterling  Pound Sterling   Pound Sterling Pound Sterling
                                        '000            '000            '000             '000           '000
At 1 January 1996                          _              25             203              441            669
Issue of shares                            _               _           4,776                _          4,776
Profit retained for the year               _               _               _              556            556
Goodwill written off                  (4,787)              _               _                _         (4,787)
                                   ---------        --------        --------       ----------        -------
At 31 December 1996                   (4,787)             25           4,979              997          1,214
                                   =========        ========        ========       ==========        =======

(3)  CONSOLIDATED BALANCE SHEET

The consolidated balance sheet of Omnicare as at 31 December 1996, extracted from Omnicare's published audited accounts as at that date, is set out below:

                                                                     31 December
                                                                            1996
                                                           Notes  Pound Sterling
                                                                            '000
Fixed assets
Tangible assets                                             (ix)           1,354
                                                                         -------
Current assets
Stocks                                                       (x)             567
Debtors                                                     (xi)           2,741
Cash at bank and cash equivalents                                            595
                                                                         -------
                                                                           3,903
Creditors: amounts falling due within one year             (xii)           2,727)
                                                                         -------
Net current assets                                                         1,176
                                                                         -------
Total assets less current liabilities                                      2,530
Provisions for liabilities and charges                    (xiii)            (132)
                                                                         -------
Net assets                                                                 2,398
                                                                         =======
Capital and reserves
Called up share capital                                    (xiv)           1,183
Share premium account                                                      4,979
Goodwill reserve                                                          (4,787)
Other reserves                                                                26
Profit and loss account                                                      997
                                                                         -------
Shareholders' funds                                         (xv)           2,398
                                                                         =======

(4)  CONSOLIDATED STATEMENT OF CASH FLOWS

The consolidated statement of cash flows of Omnicare for the year ended 31 December 1996, extracted from Omnicare's published audited accounts, is set out below:

                                                                Note              1996
                                                                        Pound Sterling
                                                                                  '000
NET CASH INFLOW FROM OPERATING ACTIVITIES                       (xx)               726
                                                                               -------
RETURNS ON INVESTMENT AND SERVICING OF FINANCE
Interest received                                                                   23
Interest paid                                                                       (3)
                                                                               -------
                                                                                    20
                                                                               -------
TAXATION
UK corporation tax paid                                                           (164)
                                                                               -------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets                                         (332)
Receipts from sales of tangible fixed assets                                        26
                                                                               -------
                                                                                   306
                                                                               -------
ACQUISITIONS AND DISPOSALS
Purchase of business                                          (xvii)            (5,469)
                                                                               -------
EQUITY DIVIDENDS PAID                                                             (108)
                                                                               -------
CASH OUTFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING                       (5,301)
FINANCING
Issue of ordinary share capital                                                  5,500
Expenses paid in connection with share issue                                      (224)
                                                                               -------
                                                                                 5,276
                                                                               -------
DECREASE IN CASH IN THE YEAR                                  (xxi)                (25)
                                                                               =======

(5)   NOTES TO THE FINANCIAL INFORMATION

(i)   Accounting policies


      The financial statements have been prepared in accordance with applicable accounting standards. The particular accounting policies adopted are described below.


      Accounting convention
      The financial information is prepared under the historical cost convention.

      Basis of consolidated accounts
      The accounts incorporate the audited assets and liabilities and results of subsidiary undertakings. Transactions and balances between group companies have been eliminated. The combination of Omnicare and The Omnicare Group Limited has been accounted for under merger accounting rules. Amcare Limited is consolidated using acquisition accounting.

      Goodwill
      On the acquisition of a business fair values are attributed to the net assets acquired. Goodwill, which represents the difference between the purchase consideration and the fair values of the net assets acquired, is written off against reserves in the year of acquisition.

      Tangible fixed assets
      Depreciation is provided on cost in equal annual instalments over the estimated useful lives of the assets. The rates of depreciation are as follows:

Freehold property                                                      50 years
Leasehold improvements                                                 10 years
Motor vehicles                                                          4 years
Oxygen concentrators                                                    7 years
Oxygen cylinders                                                       20 years
Other plant and machinery                                             3-7 years
Fixtures, fittings and computer equipment                             3-5 years

      Investments
      Investments are stated at cost less provision for any permanent diminution in value.

      Stocks
      Stocks are valued at the lower of cost and net realisable value, on a first in first out basis.

      Deferred taxation
      Deferred taxation is provided on timing differences, arising from the different treatment of items for accounts and taxation purposes, which are expected to reverse in the future, calculated at rates at which it is estimated that tax will arise.

      Leases
      Assets obtained under finance leases and hire purchase contracts are capitalised at their fair value on acquisition and depreciated over their estimated useful lives. The finance charges are charged to the profit and loss account over the period of the lease in proportion to the capital element outstanding.

      Operating lease rentals are charged to income in equal annual amounts over the lease term.

      Pension costs
      The group makes contributions to the personal pension schemes of certain employees.

      The amount charged against profits represents the contributions payable to these schemes in respect of the accounting period.

      Turnover
      Turnover represents amounts derived from the provision of goods and services which fall within the group's ordinary activities after the deduction of trade discounts and value added tax derived entirely within the UK.

(ii)  Details of acquisition


      On 28 June 1996 a subsidiary of Omnicare, Amcare Limited (formerly Oval 1073 Limited, a shell company) purchased the trade and net assets of Rock Head Developments Limited (formerly Amcare Limited) for a cash consideration of Pound Sterling 5,011,000. The fair value of net assets acquired was Pound Sterling 681,781

      (see note xvii). The goodwill arising of Pound Sterling 4,787,040 has been written off against reserves in the accounts of Amcare Limited. This was financed by the issue of share capital by Omnicare on AIM as described in note (xiv).

(iii) Information regarding directors and employees

                                                   1994            1995           1996
                                         Pound Sterling  Pound Sterling Pound Sterling
                                                   '000            '000           '000
Directors' emoluments
Fees                                                 --              --              4
Salaries and taxable benefits                         4              38             93
Performance related payments                         --               4             --
                                                  -----           -----          -----
                                                      4              42             97
Pension scheme contributions                          1               4              9
                                                  -----           -----          -----
                                                      5              46            106
                                                  =====           =====          =====

      The emoluments of the highest paid director were Pound Sterling 46,656 (1995: Pound Sterling 45,842, 1994: Pound Sterling 4,732). The chairman did not receive emoluments in any of the three years.

      The emoluments of other directors (excluding pension contributions) were within the following ranges:

                                                          1994     1995     1996
                                                           No.      No.      No.
Pound Sterling 0 - Pound Sterling 5,000                     1        2        2
Pound Sterling 10,001 - Pound Sterling 15,000              --       --        1
Pound Sterling 35,001 - Pound Sterling 40,000              --       --        1

      Related party transactions

      During the year ended 31 December 1996, M S Hanley received Pound Sterling 7,813 for consultancy services performed before he became a director and C L Kernahan received Pound Sterling 257,636 in relation to the acquisition of the trade and assets of Amcare Limited.

                                                          1994           1995        1996
                                                           No.            No.         No.
Average number of persons employed
Sales and distribution                                      19             19          40
Administration                                               5              4          51
                                                         -----          -----       -----
                                                            24             23          91
                                                         =====          =====       =====
                                                          1994           1995        1996
                                                         Pound          Pound       Pound
                                                      Sterling       Sterling    Sterling
                                                          '000           '000        '000
Staff costs during the period (including directors)
Wages and salaries                                         351            372         870
Social security costs                                       37             37          77
Other pension costs                                          8              7          22
                                                         -----          -----       -----
                                                           396            416         969
                                                         =====          =====       =====

(iv) Operating profit

                                                          1994           1995        1996
                                                         Pound          Pound       Pound
                                                      Sterling       Sterling    Sterling
                                                          '000           '000        '000

Operating profit is after charging/(crediting)
Profit on disposal of fixed assets                          (1)            (1)         (6)
Depreciation                                               117             99         172
Operating lease rentals - machinery                        106            114         139
                        - property                          34             31          72
Auditors' remuneration  - audit services                     6              8          21
                        - other services                     2              5           4
                                                         =====          =====       =====

(v) Interest payable and similar charges

                                                                                  1994                  1995                  1996
                                                                   Pound Sterling '000  Pound Sterling '000  Pound Sterling  '000
Bank loans, overdrafts and other loans repayable within
  five years                                                                         7                    1                    3
Finance leases and hire purchase contracts                                           1                   --                   --
                                                                                   ---                  ---                  ---
                                                                                     8                    1                    3
                                                                                   ===                  ===                  ===

(vi) Tax on profit on ordinary activities

                                                                                  1994                  1995                  1996
                                                                   Pound Sterling '000  Pound Sterling '000  Pound Sterling  '000
United Kingdom corporation tax at 33 per cent. (1995 --33 per cent., 1994 -- 33 per cent.) based on the profit for
  the period                                                                        56                  166                  345
Deferred tax                                                                        29                   22                   37
Adjustment in respect of prior years                                                --                   --                   (3)
                                                                                   ---                  ---                  ---
                                                                                    85                  188                  379
                                                                                   ===                  ===                  ===

(vii) Dividends

                                                                                  1994                  1995                  1996
                                                                   Pound Sterling '000  Pound Sterling '000  Pound Sterling  '000
Interim paid of 0.625p per ordinary share (1995 -- Pound
   Sterling nil, 1994 -- Pound Sterling nil)                                        --                    --                    74
Final proposed dividend of 1p per ordinary share
   (1995 -- 0.5p, 1994 -- Pound Sterling nil)                                       --                    34                   118
                                                                                   ---                   ---                   ---
                                                                                    --                    34                   192

(viii) Earnings per share

       The calculation of earnings per share is based on profits of Pound Sterling 748,448 (1995 -- 423,524, 1994 -- 334,647) and an average of
       9,333,334 (1995 -- 6,361,110, 1994 -- 6,166,666) ordinary shares in issue during the year.


       If all outstanding share options were exercised then earnings would be 7.6p per share (1995 -- 6.6p per share, 1994 -- no material dilution).

(ix) Tangible fixed assets

                                                                                                           Oxygen
                                                           Leasehold                                      concen-
                                      Freehold              improve-                 Motor            trators and
                                      property                 ments              vehicles              cylinders
                           Pound Sterling '000   Pound Sterling '000   Pound Sterling '000    Pound Sterling '000
Cost
At 1 January 1996                           --                    54                     42                 1,704
Additions                                   --                    --                     39                   279
Business acquired                           92                     4                     27                    --
Disposals                                   --                    --                    (42)                   (3)
                                          ----                  ----                   ----                 -----
At 31 December 1996                         92                    58                     66                 1,980
                                          ----                  ----                   ----                 -----
Accumulated depreciation
At 1 January 1996                           --                     9                     28                   847
Charge for the year                          1                     7                     14                   105
Disposals                                   --                    --                    (26)                   --
                                          ----                  ----                   ----                 -----
At 31 December 1996                          1                    16                     16                   952
                                          ----                  ----                   ----                 -----
Net book value
At 31 December 1996                         91                    42                     50                 1,028
                                          ====                  ====                   ====                 =====
At 31 December 1995                         --                    45                     15                   857
                                          ====                  ====                   ====                 =====

                                         Plant,
                                   fixtures and
                                       computer
                                      equipment                 Total
                            Pound Sterling '000   Pound Sterling '000
Cost
At 1 January 1996                  175                1,975
Additions                           14                  332
Business acquired                  161                  283
Disposals                           --                  (45)
                                  ----                -----
At 31 December 1996                350                2,545
                                  ----                -----
Accumulated depreciation
At 1 January 1996                  162                1,045
Charge for the year                 45                  172
Disposals                           --                  (26)
                                  ----                -----
At 31 December 1996                207                1,191
                                  ----                -----
Net book value
At 31 December 1996                143                1,354
                                  ====                =====
At 31 December 1995                 14                  931
                                  ====                =====

The group had capital commitments contracted for but not provided at 31 December 1996 of Pound Sterling 319,310.

(x) Stocks

                                             1996
                                            Pound
                                         Sterling
                                             '000
     Goods for resale                         553
     Maintenance materials                     14
                                              ---
                                              567
                                              ===

(xi) Debtors

                                                       1996
                                                      Pound
                                                   Sterling
                                                       '000

     Trade debtors                                    2,589
     Dividends receivable                                --
     Amounts due from subsidiary undertakings            --
     Other debtors                                       29
     Prepayments and accrued income                     123
                                                      -----
                                                      2,741
                                                      =====

(xii) Creditors amounts falling due within one year

                                                              1996
                                                             Pound
                                                          Sterling
                                                              '000
     Trade creditors                                         1,965
     Amounts owed to subsidiary undertakings                    --
     Corporation tax                                           331
     Other taxation and social security                        124
     Other creditors                                            37
     Accruals and deferred income                              152
     Proposed dividends                                        118
                                                             -----
                                                             2,727
                                                             =====

(xiii) Provisions for liabilities and charges

                                                                  1996
                                                                 Pound
                                                              Sterling
                                                                  '000
     Movements on deferred taxation in the year:
     Balance at 1 January 1996                                      95
     Charge for the year                                            37
                                                                  ----
     Balance at 31 December 1996                                   132
                                                                  ====

                                                                 Provided
                                                                     1996
                                                                    Pound
                                                                 Sterling
                                                                     '000
      Depreciation in excess of capital allowances                    132
                                                                     ====

There is Pound Sterling 140,106 of unprovided deferred tax asset within the group, resulting from capital losses.

(xiv) Called up share capital

                                                       1996
                                                      Pound
                                                   Sterling
                                                       '000
     Authorised
     20,000,000 ordinary shares of 10p each           2,000
                                                     ======
     Called up, allotted and fully paid
     11,833,333 ordinary shares of 10p each           1,183
                                                     ======

     5,000,000 10p ordinary shares were allotted during the year. The consideration received was 110p per share. The aggregate nominal value of shares issued was Pound Sterling 500,000. Standard voting rights at one vote per ordinary share are attached to the shares allotted which rank pari passu with the other shares in issue.

(xv) Reconciliation of movements in shareholders' funds

                                                1996
                                               Pound
                                            Sterling
                                                '000
     Profit for the financial year               748
     Dividends                                  (192)
                                              ------
                                                 556
     Issue of shares                           5,276
     Goodwill written off                     (4,787)
                                              ------
     Net addition to shareholders' funds       1,045
     Opening shareholders' funds               1,353
                                              ------
     Closing shareholders' funds               2,398
                                              ======

(xvi) Operating commitments

     At 31 December 1996, the Group was committed to making the following payments during the next year in respect of operating leases:

                                            Land and
                                           buildings                Other                 Total
                                               Pound                Pound                 Pound
                                            Sterling             Sterling              Sterling
                                                '000                 '000                  '000
     Leases which expire:
     Within one year                              34                   12                     46
     Within two to five years                     --                  150                    150
     After five years                             80                   --                     80
                                                 ---                  ---                    ---
                                                 114                  162                    276
                                                 ===                  ===                    ===

(xvii) Purchase of business

                                                                    Fair value                Adjusted
                                                      Cost         adjustments                    cost
                                                     Pound               Pound                   Pound
                                                  Sterling            Sterling                Sterling
                                                      '000                '000                    '000
Amcare Limited
Net assets acquired:
Tangible fixed assets                                  284                  --                     284
Stocks                                                 497                  --                     497
Debtors                                                159                  --                     159
Creditors                                             (158)               (100)                   (258)
                                                     -----               -----                   -----
                                                       782                (100)                    682
                                                     -----               -----                   -----
Goodwill                                                                                         4,787
                                                                                                 -----
Cost of acquisition                                                                              5,469
                                                                                                 =====
Satisfied by:
Consideration                                                                                    5,011
Acquisition expenses                                                                               458
                                                                                                 -----
Total cash                                                                                       5,469
                                                                                                 =====

     The business acquired during the year contributed Pound Sterling 268,423 to the group's net operating cash flows, received Pound Sterling 3,243 in respect of net returns on investments and servicing of finance, paid nil in respect of taxation and used Pound Sterling 7,760 for investing activities.

     No cash was acquired on the acquisition of Amcare Limited, therefore the consideration and expenses represent the net outflow of cash in respect of the purchase of the business.

     The fair value adjustment has been made to reflect the expected cost of certain onerous contracts purchased with the trade and assets.

(xviii) Pension scheme

        The Group contributes to the personal pension schemes of certain employees. The pension cost charge represents contributions payable by Omnicare to these schemes during the year. No contributions were outstanding at the year end.

(xix)   Contingent liabilities

     Certain group companies have entered into cross guarantees in respect of the bank facilities of group undertakings secured by charges over the assets of those group undertakings. At 31 December 1996 the amounts drawn down under the facilities by group undertakings was Pound Sterling nil (1995 -- Pound Sterling nil).

(xx)    Reconciliation of operating profit to operating cash flows

                                                1996
                                               Pound
                                            Sterling
                                                '000
Operating profit                               1,108
Depreciation                                     172
Profit on sale of fixed assets                    (6)
Increase in stocks                               (52)
Increase in debtors                           (2,182)
Increase in creditors                          1,686
                                              ------
Net cash inflow from operating activities        726
                                              ======

(xxi) Analysis of changes in cash during the year

                                                      1996
                                                     Pound
                                                  Sterling
                                                      '000
      Balance at beginning of year                    620
      Net cash outflow                                (25)
                                                     ----
      Balance at end of year                          595
                                                     ====

                                                                               Change in
                                       1996                  1995               the year
                                      Pound                 Pound                  Pound
                                   Sterling              Sterling               Sterling
                                       '000                  '000                   '000
      Cash at bank and in hand          595                   620                    (25)
                                        ===                   ===                    ===

2.    MATERIAL CHANGES

      Save as disclosed in this Appendix IV and the letter from the Deputy Chairman of Omnicare set out on pages 4 and 5 of this document, there have been no material changes in the financial or trading position of Omnicare since 31 December 1996, the date to which the latest published audited accounts were made up.

3.    STATUTORY INFORMATION

      The above financial information relating to The Omnicare Group does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985 (the "Act"). Statutory accounts for the three financial years ended 31 December 1996 have been delivered to the Registrar of Companies. In respect of the statutory accounts for the three financial years ended 31 December 1996, the auditors of Omnicare made unqualified reports under section 235 of the Act and such reports did not contain a statement under section 237(2) or (3) of the Act.

                       APPENDIX V ADDITIONAL INFORMATION

1. RESPONSIBILITY

The directors of Omnicare, whose names appear in paragraph 2 below, accept responsibility for the information contained in this document relating to Omnicare and its subsidiaries, themselves and their immediate families. The directors of Transworld Inc., whose names appear in paragraph 1 of Appendix II, and the directors of Transworld, whose names appear in paragraph 2 of Appendix III, accept responsibility for all the other information contained in this document. To the best of the knowledge and belief of the directors of Transworld Inc., the directors of Transworld and the directors of Omnicare (who have taken all reasonable care to ensure that such is the case) the information contained herein for which they are respectively responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. DIRECTORS

The directors of Omnicare are as follows:

T M Aitken            Non-executive Chairman
M G Scorey            Deputy Chairman
C L Kernahan          Chief Operating Director
M S Hanley            Executive Director
S P Gullick           Managing Director
R G Green             Non-executive Director

3. DISCLOSURE OF INTERESTS AND DEALINGS

In this document "disclosure period" means the period commencing on 24 April 1996, being the date 12 months prior to the commencement of the Offer Period, and ending on 30 May 1997, being the latest practicable date prior to the posting of this document.

(a)      Shareholdings and dealings in Transworld or Transworld Inc. shares

(i) As at the close of business on 30 May 1997, Mr T M Aitken, a director of Omnicare, held options to subscribe for 500,000 shares of common stock of Transworld Inc. at an exercise price of $11.375 per share. 100,000 of these options are exerciseable immediately, and the remaining options become exerciseable in three equal tranches on 15 January 1998, 15 January 1999 and 15 January 2000; these options expire on 15 January 2007.

(ii) Save as disclosed in this paragraph 3, neither Omnicare, nor any person acting in concert with Omnicare, nor any of the directors of Omnicare, nor any member of their immediate families owns or controls or is interested in (beneficially or otherwise), nor has any arrangement in relation to any Transworld or Transworld Inc. shares or in any securities convertible into, rights to subscribe for or options (including traded options) or derivatives referenced to such shares, nor has any such person dealt for value therein during the disclosure period.

(b)      Shareholdings and dealings in Omnicare Shares

(i) As at the close of business on 30 May 1997 (the latest practicable date prior to the posting of this document), Transworld held 1,765,000 Omnicare Shares.

(ii) As at the close of business on 30 May 1997, Mr T M Aitken, a director of Transworld Inc., held options to subscribe for 100,000 Omnicare Shares as detailed in sub-paragraph (vi) below.

(iii) During the disclosure period, dealings for value by Transworld and persons deemed to be acting in concert with Transworld in Omnicare Shares were as follows:



                                                                  Number of
                                                                  Omnicare        Price Per
Date               Party                        Transaction       Shares          Share
29 January 1997    Hyperion Partners II L.P.    Purchase          1,765,000       $1.458
28 May 1997        Hyperion Partners II L.P.    Sale              1,765,000           99p
28 May 1997        Transworld                   Purchase          1,765,000           99p

(iv) Irrevocable undertakings to accept the Offer have been received as follows, representing in each case the entire holding of Omnicare Shares of the relevant person:


                                              Number of Omnicare Shares
         Name                                 irrevocably committed
         R G Green                                   11,250
         Stanton Industries Limited               4,238,250

(v) During the disclosure period the persons referred to in paragraph (iv) above have dealt for value in Omnicare Shares as follows:


                                                                           Number of
                                                                            Omnicare           Price Per
         Date             Party                         Transaction          Shares            Share (p)
         29 May 1996      Stanton Industries Limited    Sale                 71,725                130
         27 June 1996     Stanton Industries Limited    Sale                 45,862                110
         27 June 1996     Stanton Industries Limited    Purchase            147,504                110

(vi) The interests, all of which are beneficial unless otherwise stated, of the directors of Omnicare and their immediate families and connected persons (within the meaning of section 346 of the Companies Act 1985) in Omnicare Shares (as shown in the register required to be kept under Section 325 of the Companies Act 1985 or which have been notified to Omnicare pursuant to sections 324 or 328 of the Companies Act 1985) at 30 May 1997 were as follows:

                                                              Omnicare
                                                            Shares under
                                                               option         Exercise
         Director     Omnicare Shares    Date of Grant         Number         Price (p)
         T M Aitken             --       19 September 1995     75,000             78
                                --       2 April 1997          25,000         131.25
         M G Scorey             --       19 September 1995     75,000             78
                                --       2 April 1997          25,000         131.25
         C L Kernahan           --       2 April 1997         200,000         131.25
         M S Hanley             --       2 April 1997         200,000         131.25
         S P Gullick            --       12 September 1995    100,000             60
         R G Green          11,250       19 September 1995     75,000             78


         All of the options referred to above are exerciseable between 3 and 10 years from the date of grant, save that they may be exercised prior to 3 years from the date of grant in certain limited circumstances, specified in the rules of the Omnicare Share Option Scheme, including a change of control of Omnicare.

(vii) During the disclosure period, Henry Cooke, Lumsden plc, a company under the same ownership as Henry Cooke, has dealt for value in Omnicare Shares on behalf of discretionary clients as follows:

                                                Number of
                                                 Omnicare       Price Per
Date                      Transaction              Shares       Share (p)
28 June 1996                 Purchase           349,234               110
2 July 1996                      Sale            15,899               114
11 July 1996                 Purchase             3,000               112
16 July 1996                     Sale             2,556               108
20 August 1996               Purchase             5,000               113
21 August 1996                   Sale            18,076               107
30 August 1996               Purchase             2,500               109
30 August 1996                   Sale            11,446               108
13 September 1996                Sale             5,000               107
8 October 1996                   Sale             3,725               105
16 October 1996              Purchase             2,500               107
19 November 1996                 Sale             3,725               107
29 November 1996                 Sale             2,725               106
14 January 1997              Purchase             7,500               111
15 January 1997              Purchase             1,185               109
29 January 1997                  Sale             2,500               120
31 January 1997              Purchase             4,500               126
6 February 1997                  Sale            10,000               127
11 February 1997                 Sale             2,500               128
20 March 1997                    Sale             2,373               133
25 March 1997                    Sale             5,000               130
4 April 1997                     Sale             2,373               128
9 April 1997                     Sale             9,164               128
11 April 1997                    Sale             7,500               128
16 April 1997                    Sale            10,000               127
24 April 1997                    Sale             3,000               161

         On 30 May 1997, Henry Cooke, Lumsden plc held 325,324 Omnicare Shares on behalf of discretionary clients.

(viii) During the disclosure period, English Trust has dealt for value in Omnicare Shares on behalf of discretionary clients as follows:


                                               Number of
                                                Omnicare       Price Per
Date                      Transaction             Shares       Share (p)
4 June 1996                  Purchase             39,050             110
25 June 1996                 Purchase             10,610             110
28 June 1996                 Purchase             20,000           112.5
28 June 1996                     Sale             13,543           112.5
20 January 1997                  Sale             15,000           112.5
20 January 1997                  Sale             16,117           114.5
5 February 1997                  Sale             25,000             126

         On 30 May 1997 neither English Trust nor its discretionary clients held any Omnicare Shares.

(ix) During the disclosure period, Astaire & Partners Limited ("Astaire"), nominated broker to Omnicare, has dealt for value in Omnicare Shares for their own account as follows:


                                               Number of
                                                Omnicare       Price Per
Date                      Transaction             Shares       Share (p)
30 April 1996                Purchase              5,000             128
21 May 1996                      Sale             20,000             133
5 June 1996                      Sale              5,000             128
28 June 1996                     Sale             32,340             110


         During the disclosure period, Astaire dealt for value in Omnicare Shares on behalf of a discretionary client in subscribing for 1,500 Omnicare Shares at 110p per share under an open offer on 28 June 1996.

         On 29 May 1997, Astaire gave notice of exercise to Omnicare in respect of their option over 75,000 Omnicare Shares as described in paragraph 6(b)(vi) below. As at 30 May 1997, the Omnicare Shares to be issued pursuant to this exercise had not been issued.

         On 30 May 1997, Astaire held 4,500 Omnicare Shares on behalf of discretionary clients.

(c)      General

(i) Save as disclosed in this paragraph 3, neither Transworld nor Transworld Inc., nor any of the directors of Transworld or Transworld Inc., nor any members of their immediate families, nor any person acting in concert with Transworld, nor any person who has irrevocably undertaken to accept the Offer, nor any person with whom Transworld or any person acting in concert with Transworld has an arrangement of the kind referred to in (iii) below owned or controlled or (in the case of directors of Transworld Inc. and their immediate families) was interested in any relevant securities on 30 May 1997 (the latest practicable date prior to the posting of this document) nor has any such person dealt for value therein during the disclosure period.

(ii) Save as disclosed in this paragraph 3, neither Omnicare, nor any person acting in concert with Omnicare, nor any of the directors of Omnicare nor any member of their immediate families was interested in any relevant securities on 30 May 1997, nor has any such person dealt for value therein during the disclosure period and no bank, stockbroker, financial or other professional adviser (other than an exempt market-maker) to Omnicare (nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser) nor any subsidiary of Omnicare nor any pension fund of Omnicare or of any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) which is controlled by, controls or is under the same control as Omnicare or any bank, stockbroker, financial or other professional adviser, to Omnicare, owned or controlled any relevant securities on 30 May 1997, nor has any such person dealt for value therein during the period from 24 April 1997 to 30 May 1997 (being the latest practicable date prior to the posting of this document).

(iii) Neither Transworld, Transworld Inc. nor any of their associates nor any person acting in concert with Transworld nor Omnicare nor any of its associates has any arrangement in relation to relevant securities. For these purposes "arrangement" includes any indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

(iv)     References in this paragraph 3 to:

         (a)      an "associate" are to:

                  (1) subsidiaries and associated companies of Transworld or Transworld Inc. or Omnicare and companies of which any such subsidiaries or associated companies are associated companies;

                  (2) banks, financial and other professional advisers (including stockbrokers) to Transworld or Transworld Inc. or Omnicare or a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

                  (3) the directors of Transworld or Transworld Inc. or Omnicare and the directors of any company covered in
                           (1) above (together in each case with their close relatives and related trusts);

                  (4) the pension funds of Transworld or Transworld Inc. or Omnicare or a company covered in (1) above; and

                  (5) (in relation to Transworld or Transworld Inc.) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph (a)) manages on a discretionary basis, in respect of the relevant investment accounts;

         (b) a "bank" does not apply to a bank whose sole relationship with Transworld or Transworld Inc. or Omnicare or a company covered in paragraph (a)(1) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and

         (c) "relevant securities" means Omnicare Shares and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof and derivatives referenced thereto.

(v) For the purposes of this paragraph 3, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

4.       MARKET QUOTATIONS

The following table shows the middle market quotations for Omnicare Shares, as derived from the AIM Appendix to the London Stock Exchange Daily Official List, on the first dealing day of each month from January 1997 to June 1997 inclusive, on 23 April 1997 (being the last dealing day prior to the announcement that the board of Omnicare had received an approach which might lead to an offer) and on 30 May 1997 (being the latest practicable date before the posting of this document):

Date                                                  Middle Market Quotation(p)
2 January                                                                  102.5
3 February                                                                 125.5
3 March                                                                    132.5
1 April                                                                    130.5
23 April                                                                   128.5
1 May                                                                        159
30 May                                                                       161

5.       SERVICE AGREEMENTS

(a) Charles Kernahan has a service agreement with Omnicare dated 25 April 1996 which entitles him to an annual salary of Pound Sterling 80,000. The service agreement provides for the benefit of a company car, pension contributions and private medical insurance for himself, life assurance and permanent health insurance.

         The service agreement is terminable by either party giving the other twelve months' prior written notice expiring at any time on or after 28 June 1998. Mr Kernahan's salary and benefits are subject to annual review by Omnicare's remuneration committee and are to be adjusted to compensate him for the loss of any profit related pay where a scheme is not in place at any time during his employment. Mr Kernahan is entitled to a bonus for the current financial year ending 31 December 1997 the amount of which is dependent on the achievement of personal objectives and financial performance targets for companies in the Omnicare Group. The maximum bonus receivable is Pound Sterling 25,000.

         Michael Scorey has entered into an agreement dated 3 June 1996 with Omnicare in respect of his engagement as deputy chairman of Omnicare. Under such arrangement a fee of Pound Sterling 7,500 per annum is payable for the provision of his services and benefits are to be provided in line with those received by other executives. The agreement provides for the payment of a discretionary bonus, the terms of which to be agreed between him and Omnicare's remuneration committee. The agreement can be terminated at any time on one year's notice.

(b)      Save as disclosed herein:

         (i) there are no service agreements in force between any director of Omnicare and Omnicare or any of its subsidiaries which do not expire or cannot be terminated by Omnicare or its relevant subsidiary within the next 12 months without payment of compensation (other than statutory compensation);

         (ii) none of the service agreements described above were entered into during the 6 months preceding the date of this document, nor have any amendments been made to any of such service agreements during that period, save for the introduction of a bonus scheme for Mr Kernahan.

6.       MATERIAL CONTRACTS

(a)      Material contracts of the Transworld Group

         The following contracts, being contracts entered into other than in the ordinary course of business, have been entered into by Transworld Inc. or Transworld since 24 April 1995 (being the date two years before the commencement of the Offer Period) and are, or may be, material:-

         (i) a unit purchase agreement dated as of 20 November 1995 and entered into between Transworld Inc. and Hyperion Partners II L.P. ("HPLP") pursuant to which HPLP agreed to purchase up to an aggregate of 4.4 million units, each unit consisting of one share of Transworld Inc.'s common stock and 0.6818 of a stock purchase warrant, for a total consideration of $39.6 million;

         (ii) a credit agreement dated as of 31 July 1996 entered into between Transworld Inc. (1), Bankers Trust Company as underwriter and agent (2) and various lending institutions (3) pursuant to which Transworld Inc. entered into a $100 million senior secured revolving credit facility;

         (iii) an agreement and plan of merger dated as of 13 November 1996 (as amended) entered into between Transworld Inc. (1), IMH Acquisition Corp. (2) and Health Management, Inc. ("HMI") (3) pursuant to which Transworld Inc. agreed to acquire HMI for a consideration of $11.8 million. At the date of this document the acquisition was still outstanding. In connection with the acquisition of HMI, Transworld Inc. entered into the following agreements:-

                  (A) two purchase and sale agreements, both dated as of 12 November 1996, with, respectively, European American Bank and Chase Manhattan Bank, pursuant to which Transworld Inc. acquired HMI's senior indebtedness for $21.26 million;

                  (B) an agreement dated as of 13 November 1996 entered into between Transworld Inc. (1), HMI (2), Home Care Management, Inc. (3), HMI Illinois, Inc. (4), HMI Pennsylvania, Inc. (5), Health Reimbursement Corporation (6), HMI Retail Corp., Inc. (7), HMI PMA, Inc. (8), and HMI Maryland Inc. (9), pursuant to which Transworld Inc. agreed to lend HMI up to $5 million for working capital and to forebear from exercising any remedies relating to the senior indebtedness; and

                  (C) a stock purchase agreement dated as of 13 November 1996 entered into between HMI and Transworld Inc. pursuant to which on 14 January 1997 Transworld Inc. acquired 8,964,292 HMI shares for a cash purchase price of $8,964,292;

         (iv) a stock purchase agreement dated 8 January 1997 entered into between Transworld Inc. and HPLP pursuant to which HPLP subscribed for 898,877 shares of Transworld Inc.'s common stock for an aggregate purchase price of $10 million;

         (v) a stock purchase agreement dated 26 March 1997 entered into between Transworld Inc. and Hyperion TW Fund L.P. ("HTW"), an affiliate of HPLP, pursuant to which HTW subscribed for 4,116,456 shares of Transworld Inc.'s common stock at a purchase price of $9.875 per share for a total consideration of $40.6 million;

         (vi) a stock purchase agreement dated 26 March 1997 entered into between HPLP and Transworld Inc. pursuant to which HPLP conditionally subscribed for 1,234,176 shares of the common stock of Transworld Inc. at a purchase price of $9.875 per share in exchange for the assignment to Transworld Inc. of certain trade payables of HMI previously acquired by HPLP;

         (vii) a subscription agreement dated 28 May 1997 entered into between Transworld Inc. and Transworld pursuant to which Transworld Inc. has agreed to fund (A) Transworld's acquisition from HPLP of 1,765,000 Omnicare Shares and (B) the consideration payable by Transworld pursuant to the Offer; and

         (viii) an agreement completed 28 May 1997 entered into between Transworld and HPLP pursuant to which Transworld acquired 1,765,000 Omnicare Shares for a total consideration of $2,855,476.

(b)      Material contracts of the Omnicare Group

         The following contracts, being contracts entered into other than in the ordinary course of business, have been entered into by members of the Omnicare Group since 24 April 1995 (being the date two years before the commencement of the Offer Period) and are, or may be, material:

         (i) an agreement dated 5 September 1995 between Omnicare and Stanton relating to the purchase by Omnicare of the entire issued share capital of The Omnicare Group Limited in consideration of the allotment to Stanton of 6,166,656 Omnicare Shares;

         (ii)     an offer agreement dated 12 September 1995 between Omnicare
                  (1), the directors of Omnicare (2) and Astaire (3) whereby Astaire procured subscribers for 666,667 Omnicare Shares at 60 pence per share;

         (iii) a letter of undertaking dated 5 September 1995 from Stanton to Omnicare undertaking that Stanton would not, without the prior written consent of Omnicare, sell or dispose of any of the Omnicare Shares then held by it for a period of two years from 18 September 1995;

         (iv) a deed of covenant between Charles Kernahan and Omnicare pursuant to which in return for a payment of Pound Sterling 250,000, Charles Kernahan entered into certain restrictive covenants to apply for five years from 28 June 1996 relating to competition with the Omnicare Group, enticement of employees and passing off. The deed also contains restrictions on the disclosure of confidential information;

         (v) an agreement dated 3 June 1996 between Amcare Limited (now Rock Head Developments Limited) (1), Oval (1073) Limited (now Amcare Limited) (2), Omnicare (3) and John Barnes and Judith Barnes (4) pursuant to which Oval (1073) Limited acquired the business and assets of Amcare Limited for a consideration of Pound Sterling 5,011,000;

                  The agreement contains warranties given jointly and severally by John Barnes, Judith Barnes and Amcare Limited (including a warranty on Amcare Limited's accounts for the period ended 29 February 1996) and an indemnity from Amcare Limited;

                  There is a retention of Pound Sterling 750,000 from the consideration which is held in an escrow account in the names of Amcare Limited's and Omnicare's solicitors to provide security should claims arise pursuant to the agreement. The fund will be released on 28 June 1997, save to the extent that any claims are outstanding at such time; and

         (vi) an agreement dated 3 June 1996 between Omnicare and Astaire whereby Astaire procured subscribers for 5,000,000 Shares subject to clawback in respect of shares subscribed for by shareholders pursuant to an open offer by Omnicare to its shareholders. Astaire was granted an option to subscribe for 75,000 Omnicare Shares at 110 pence per share at any time within 30 months from 24 June 1996.

7.       FINANCING

The funds required to make payment under the Offer will be provided by Transworld Inc. from its existing cash resources pursuant, inter alia, to the subscription agreement referred to at paragraph 6(a)(vii) above. Transworld Inc. and Transworld do not intend that the payment of interest on, repayment of or security for any liability (contingent or otherwise) will depend to any significant extent on the business of the Omnicare Group.

Henry Cooke is satisfied that Transworld has the necessary financial resources for it to implement the Offer in full. Full acceptance of the Offer would involve the payment of approximately Pound Sterling 18.4 million in cash by Transworld (assuming exercise of all outstanding options).

8.       OTHER INFORMATION

(a) The expenses of, and incidental to, the preparation and circulation of the Offer will be paid by Transworld.

(b) Save as disclosed herein, no agreement, arrangement or understanding exists between Transworld or any party acting in concert with Transworld and any of the directors or recent directors, shareholders or recent shareholders of Omnicare having any connection with or dependence on the Offer.

(c) No proposal exists in connection with the Offer whereby any payment or other benefit shall be made or given to any director of Omnicare as compensation for loss of office or as consideration for or in connection with his loss of office.

(d) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Omnicare Shares acquired by Transworld in pursuance of the Offer will be transferred to any other person, save that Transworld reserves the right to transfer any such shares to any member of the Transworld Group.


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(e)      Each of Henry Cooke and English Trust has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which it appears and, in the case of English Trust, its recommendation in the form and context in which it appears.

9.       SOURCES

Unless otherwise stated, financial information concerning Transworld Inc. and Omnicare has been derived from the annual report and accounts for the relevant company for the relevant periods. The financial information concerning Transworld has been derived from its statutory books and bank records.

10.      DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays and public holidays excepted) at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA throughout the period during which the Offer remains open for acceptance:

(a) the Memorandum and Articles of Association of Transworld and the Restated Articles of Organisation (as amended) and By-Laws of Transworld Inc.;

(b)      the Memorandum and Articles of Association of Omnicare;

(c) the audited consolidated accounts of Transworld Inc. for the two years ended 31 October 1996 and the unaudited quarterly results for the three months ended 31 January 1997;

(d) the audited consolidated accounts of Omnicare for the two years ended 31 December 1996;

(e) the service agreements of the directors of Omnicare of more than one year's duration referred to in paragraph 5 above;

(f)      the material contracts referred to in paragraph 6 above;

(g)      the financing documents referred to in paragraph 7 above;

(h)      the letters of consent referred to in paragraph 8(e) above;

(i) the irrevocable undertakings to accept the Offer referred to in paragraph 3(b)(iv) above;

(j)      this document and the Form of Acceptance; and

(k)      the rules of the Omnicare Share Option Scheme.


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